SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.   )
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Universal Electronics Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2014
Dear Stockholder:
You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Universal Electronics Inc., to be held on Thursday, June 12, 2014 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707. We urge you to be present in person or represented by proxy at this Meeting of Stockholders.
You will be asked to consider and vote upon the election of members of our Board of Directors, to hold an advisory vote on executive compensation, to adopt and approve the 2014 Stock Incentive Plan, and to vote for the ratification of the Board of Directors’ engagement of our independent registered public accountants for the year ending December 31, 2014. Details of these proposals and a description of our general business, directors and management are set forth in the accompanying Proxy Statement. The Board of Directors unanimously recommends that stockholders vote to approve Proposals 1, 2, 3, and 4.
Whether or not you plan to attend the Annual Meeting in person, it is important that your shares are represented. Therefore, please promptly complete, sign, date and return the enclosed proxy card in the accompanying envelope, which requires no postage if mailed within the United States. You are, of course, welcome to attend the Annual Meeting and vote in person even if you previously returned your proxy card.
On behalf of the Board of Directors and management of Universal Electronics Inc., we thank you for all of your support.
Sincerely yours,

Paul D. Arling
Chairman and Chief Executive Officer

UNIVERSAL ELECTRONICS INC.
201 E. Sandpointe Avenue, 8th Floor
Santa Ana, California 92707
714-918-9500
www.uei.com

UNIVERSAL ELECTRONICS INC.
Corporate Headquarters:
201 E. Sandpointe Avenue, 8th Floor
Santa Ana, California 92707
Notice of Annual Meeting of Stockholders
to be Held on Thursday, June 12, 2014
The 2014 Annual Meeting of Stockholders of Universal Electronics Inc., a Delaware corporation ("Universal," "UEI," the "Company," "we," "us" or "our"), will be held on Thursday, June 12, 2014 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707.
The meeting will be conducted for the following purposes:

Proposal One:
To elect Paul D. Arling as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2015 or until the election and qualification of his successor; and to elect Satjiv S. Chahil, William C. Mulligan, J. C. Sparkman, Gregory P. Stapleton, Carl E. Vogel, and Edward K. Zinser as Class II directors to serve on the Board of Directors until the Annual Meeting of Stockholders to be held in 2016 or until their respective successors are elected and qualified;

Proposal Two:	To hold an advisory vote on executive compensation;

Proposal Three:	To adopt and approve our 2014 Stock Incentive Plan;

Proposal Four:	To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ended December 31, 2014; and

To consider and act upon such other matters as may properly come before this Annual Meeting or any and all postponements or adjournments thereof.
All holders of record of shares of our common stock (NASDAQ: UEIC) at the close of business on Thursday, April 17, 2014 are entitled to vote at the meeting and at any postponements or adjournments of the meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you have Internet access, we encourage you to record your vote via the Internet at www.envisionreports.com/ueic. It is convenient, and saves us postage and processing costs. In addition, when you vote via the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote via the Internet, please vote by telephone or by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope. Voting early will help avoid additional solicitation costs and will not prevent you from voting in person if you decide to attend the Annual Meeting.
IF YOU PLAN TO ATTEND THE MEETING:
Registration and seating will begin at 3:30 p.m. (Pacific Daylight Time) on the day of the meeting. Each stockholder will need to bring valid picture identification, such as a driver’s license or passport, for admission to the meeting. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting, and all cellular phones must be silenced during the meeting. We realize that many cellular phones have built-in digital cameras or other recording capabilities, and while these phones may be brought into the meeting, no recording functions may be used at any time.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS' MEETING TO BE HELD ON THURSDAY, JUNE 12, 2014.
UEI's Proxy Statement, our 2013 Annual Report to Stockholders, and our 2013 Annual Report on Form 10-K are available online at www.envisionreports.com/ueic and on our website at www.uei.com under the heading "About," then "Investor Relations" and then "SEC Filings."

By Order of the Board of Directors,

Richard A. Firehammer, Jr.
Senior Vice President, General Counsel
and Secretary
April 28, 2014
Santa Ana, California

UNIVERSAL ELECTRONICS INC.
201 E. Sandpointe Avenue, 8th Floor
Santa Ana, California 92707
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Thursday, June 12, 2014, at 4:00 p.m. (Pacific Daylight Time): The Proxy Statement, our 2013 Annual Report to Stockholders, and our 2013 Annual Report on Form 10-K are available online at www/envisionreports.com/ueic and on our website at www.uei.com under the heading "About," then "Investor Relations" and then "SEC Filings."
This proxy statement contains information concerning our Annual Meeting of Stockholders to be held on Thursday, June 12, 2014, beginning at 4:00 p.m. (Pacific Daylight Time) at our corporate office, 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707 and at any adjournments or postponements of the meeting. Your proxy for the meeting is being solicited by our Board of Directors. This proxy statement and our annual report are being mailed to stockholders beginning on or about Monday, April 28, 2014.
ABOUT THE MEETING AND VOTING

What is the purpose of the Annual Meeting?
At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including the following:

Proposal		Board Recommendation
Proposal 1	Election of Directors	FOR
Proposal 2	Advisory vote on executive compensation	FOR
Proposal 3	Adoption and approval of the Company's 2014 Stock Incentive Plan	FOR
Proposal 4	Ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2014	FOR
In addition, management will respond to questions from stockholders, if any. We are not aware of any other matters that will be brought before our Annual Meeting for action.

Who is entitled to vote at the Annual Meeting?
You are entitled to vote at our Annual Meeting only if you were a record holder of our common stock at the close of business on Thursday, April 17, 2014, the record date for our Annual Meeting. At the close of business on the record date, 15,913,340 shares of common stock were outstanding. Each share owned on the record date is entitled to one vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other similar organization, you are the beneficial owner of shares held in "street name." The organization holding your account is considered the stockholder of record for purposes of voting at our Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.
How do I vote?
Most stockholders have a choice of voting by mail, on the Internet, by telephone or in person at our Annual Meeting.
Voting by Mail. If you are a stockholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares "FOR" Proposals 1, 2, 3 and 4. In addition, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before our Annual Meeting.

If you hold shares in street name, you should complete, sign and date the voting instruction card provided to you by your broker or nominee. See also "What happens if I hold shares in street name and I do not give voting instructions?".
Voting on the Internet or by Telephone. If you are a stockholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a stockholder of record and you vote on the Internet or by telephone, your vote must be received by 1:00 a.m. Central Time on Thursday, June 12, 2014; you should not return your proxy card.
If you hold shares in street name, you may be able to vote on the Internet or by telephone as permitted by your broker or nominee.
Voting in Person. All stockholders may vote in person at our Annual Meeting. Stockholders of record may also be represented by another person present at our Annual Meeting by signing a proxy designating such person to act on your behalf. If you hold shares in street name, you may vote in person at our Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.
What happens if I hold shares in street name and I do not give voting instructions?
If you hold shares in street name and do not provide your broker with specific voting instructions, under the rules of the NASDAQ, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1, 2 and 3 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1, 2 and 3, your broker does not have the authority to vote on those proposals. This is generally referred to as a "broker non-vote." Proposal 4 is considered a routine matter and, therefore, broker non-votes are not expected to exist on that proposal.
Who tabulates the vote?
Representatives of Computershare Trust Company, N.A. will tabulate the votes and act as inspector of election at our Annual Meeting.
What constitutes a quorum for the Annual Meeting?
A "quorum" of stockholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, stockholders of record entitled to exercise not less than fifty percent of the voting power of UEI. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.
What vote is required to approve each proposal?
Election of Directors (Proposal 1). To be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes cast. Under the plurality voting standard, the nominee receiving the most "for" votes will be elected. Any broker non-votes with respect to the election of a director will not be counted as a vote cast and, therefore, will have no effect on the vote.
Advisory Vote on Executive Compensation (Proposal 2). The approval, on an advisory basis, of the compensation of our Named Executive Officers requires the affirmative vote of the majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.
Adoption and Approval of the 2014 Stock Incentive Plan (Proposal 3). The adoption and approval of the 2014 Stock Incentive Plan requires the affirmative vote of the majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.
Ratification of Independent Registered Public Accounting Firm (Proposal 4). The ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2014 requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes (if any) with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.
Other Items. All other proposals and other business as may properly come before our Annual Meeting require the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Restated Certificate of Incorporation, as amended, and our Amended and Restated By-Laws.

Can I revoke or change my vote after I submit my proxy?
If you are a registered stockholder, you may revoke or change your vote at any time before the proxy card is voted, by filing with our transfer agent, Computershare Trust Company, N.A. either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the meeting in person, you may ask the inspector of elections to suspend your proxy holder’s power to vote, and you may submit another proxy or vote by ballot. Your attendance at the meeting will not by itself revoke a previously granted proxy. Any written notice revoking a proxy should be sent to Computershare Trust Company, N.A., P.O. Box 43126, Providence, Rhode Island 02940. If your shares are held in "street name" or you are a member of a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.
How can I attend the Annual Meeting?
You are entitled to attend the Annual Meeting only if you were a stockholder at the close of business on Thursday, April 17, 2014, the record date. If you are a stockholder of record, we will ask you to present evidence of stock ownership and valid photo identification, such as a valid drivers' license or passport, to enter our Annual Meeting. If you hold your stock in street name, we will ask you to provide proof of beneficial ownership as of the record date, such as a bank or brokerage account statement showing ownership on Thursday, April 17, 2014, a copy of the voting instruction card provided by your broker or nominee, or similar evidence of ownership.
Where will I be able to find voting results of the Annual Meeting?
We intend to announce preliminary voting results at our Annual Meeting and publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of our Annual Meeting.
Who pays the costs of this proxy solicitation?
We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders. We have retained Georgeson Inc. to aid in the solicitation of proxies for which it will receive a fee estimated at $8,500 plus reasonable expenses.
Copies of proxy solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Our officers and other employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, telephone and electronic means.
What is "householding" of proxy materials, and can it save the Company money?
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for registered stockholders, a number of brokerage firms have instituted householding for shares held in "street name," delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify us by calling Investor Relations at 714-918-9500 or by sending a written request to Investor Relations at Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707, and we will promptly deliver a separate copy of our annual report and proxy statement. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.
Are the Proxy Statement and the 2013 Annual Report to Stockholders available on the Internet?
Yes. This Proxy Statement, our 2013 Annual Report to Stockholders and our 2013 Annual Report on Form 10-K are available online at www.envisionreports.com/ueic and on our website at www.uei.com under the heading "About," then "Investor Relations" and then "SEC Filings."
Will my vote be confidential?
It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders except as might be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as might be necessary to allow proper parties to verify proxies presented by any person and the results of the voting.

CORPORATE GOVERNANCE
We have a long history of good corporate governance practices that have greatly aided our long-term success. The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their duties and responsibilities to our stockholders. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our stockholders.
Business Ethics — Code of Conduct
Our Code of Conduct applies to each member of our Board of Directors and to all officers and employees of UEI and our subsidiaries wherever located. Our Code of Conduct contains the general guidelines and principles for conducting UEI's business consistent with the highest standards of business ethics. Under our Code of Conduct, our chief executive officer, chief financial officer and principal accounting officer are responsible for creating and maintaining a culture of high ethical standards and of commitment to compliance throughout our Company to ensure the fair and timely reporting of UEI's financial results and condition.
We encourage our employees to report all violations of Company policies and the law, including incidents of harassment, discrimination or foreign corrupt practices. To assist our employees in complying with their ethical and legal obligations and in reporting suspected violations of laws, policies and procedures, management, at the direction of the Board of Directors, has established an "Ethics Line". The Ethics Line is operated by Ethicspoint, an independent third party. Information about our Ethics Line may be found on the Corporate Governance page of our website at www.uei.com. We will take appropriate steps to investigate all such reports and will take appropriate action. Under no circumstances will employees be subject to any disciplinary or retaliatory action for reporting, in good faith, a possible violation of our Code or applicable law or for cooperating in any investigation of a possible violation.
Our Code of Conduct is posted on the Corporate Governance page of our website at www.uei.com. Any amendment to the Code of Conduct or waiver of its provisions with respect to our principal executive officer, principal financial officer or principal accounting officer or any member of our Board of Directors will be promptly posted on our website www.uei.com.
Director Independence
The Board has adopted Director Independence Standards to assist in determining the independence of each director. In order for a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with UEI. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships and such other criteria as the Board may determine from time to time. These Director Independence Standards are published on our Corporate Governance page at www.uei.com. The Board has determined that each of the six current Class II Directors, namely, Messrs. Chahil, Mulligan, Sparkman, Stapleton, Vogel and Zinser meets these standards and thus is independent and, in addition, satisfies the independence requirements of the NASDAQ Stock Market. To our knowledge, none of the independent directors has any direct or indirect relationships with our Company or its subsidiaries and affiliates, other than serving as a director.
All members of the Audit, Compensation and Corporate Governance and Nominating Committees must be independent as defined by the Board’s Director Independence Standards. Members of the Audit Committee must also satisfy additional Securities and Exchange Commission ("SEC") independence requirements, which provide that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fees from UEI or any of its subsidiaries other than their director compensation.
Leadership Structure
Combined Chairman and Chief Executive Officer. The Board’s current leadership structure is characterized by:
•a combined Chairman of the Board and Chief Executive Officer;
•a robust Committee structure with oversight of various types of risks; and
•engaged independent Board members.
Mr. Arling has served as our Chairman and Chief Executive Officer since July 2001. The Board believes that combining the roles of Chief Executive Officer and Chairman contributes to an efficient and effective Board. The Chief Executive Officer, with his in-depth knowledge and understanding of the Company, is best able to chair regular Board meetings by bringing key business issues and stockholder interests to the Board’s attention. In addition, the Board believes that combining these roles maximizes our Chief Executive Officer’s effectiveness. Within the Company, the Chief Executive Officer is primarily responsible for effectively leading significant change, improving operational efficiency, driving growth, managing the Company’s day-to-day business, managing the various risks facing the Company, and reinforcing the expectation for all employees of uncompromising honesty and integrity. Our Board believes that combining the roles of Chief Executive Officer and Chairman gives management clarity of leadership. Because of this, management knows that when the Chief Executive Officer is speaking, it is with the voice of the Board and not merely that of an executive officer. Coupled with our independent directors, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.
Other Leadership Components. Another key component of our leadership structure is our strong governance practices to ensure that the Board effectively carries out its responsibility for the oversight of management. All directors, with the exception of our Chairman, are independent, and all committees are made up entirely of independent directors. We do not have a lead independent director. Non-management directors meet in regularly scheduled executive sessions at the end of every regularly scheduled board meeting. The non-management directors may schedule additional executive sessions as appropriate. Members of management do not attend these executive sessions. The Board has full access to our management team at all times. In addition, the Board or any committee may retain, at such times and on such terms as determined by the Board or committee in its sole discretion, independent legal, financial and other consultants and advisors to advise and assist the Board or committee in discharging its oversight responsibilities.
Risk Management
Management is responsible for assessing and managing UEI’s exposure to various risks while the Board of Directors has responsibility for the oversight of risk management. Management has an enterprise risk management process to identify, assess and manage the most significant risks facing UEI, including financial, strategic, operational, litigation, compliance and reputational risks.
The Audit Committee has oversight responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage UEI’s exposure to risk. The Audit Committee also has oversight responsibility for financial risks. The Board has oversight responsibility for all other risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with the Board on an annual basis.
Our Internal Auditor ("Auditor"), whose appointment and performance is reviewed and evaluated by the Audit Committee and who has direct access to the Committee, is responsible for leading the formal risk assessment and management process within the Company. The Auditor, through consultation with the Company’s senior management, periodically assesses the major risks facing the Company and works with those executives responsible for managing each specific risk. The Auditor periodically reviews with the Audit Committee the major risks facing the Company and the steps management has taken to monitor and mitigate those risks. The Auditor’s risk management report, which is provided in advance of the meetings, is reviewed by the entire Audit Committee. The executive responsible for managing a particular risk may also report to the Audit Committee or full Board on how the risk is being managed and mitigated.
Management’s role to identify, assess and manage risk, and the Board’s role in risk oversight, have been well defined for many years. The Board’s role in risk oversight has had no significant effect on the Board’s leadership structure. However, we believe that the Board’s leadership structure, with Mr. Arling serving as Chairman and Chief Executive Officer, enhances the Board’s effectiveness in risk oversight due to Mr. Arling’s extensive knowledge of the Company’s operations and the industries in which we conduct business.
In addition, the Board has delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including a periodic review of the Company’s compensation policies and practices for its employees. The Corporate Governance and Nominating Committee oversees the risks associated with the Company’s overall governance and its succession planning process to understand that the Company has a slate of future, qualified candidates for key management positions.
Communications with Directors
The Board has adopted a process by which stockholders and other interested parties may communicate with the Board, committee chairs or the non-management directors as a group by regular mail. Any communication by regular mail should be sent to Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707, to the attention, as applicable, of the (i) Chair, Board of Directors; (ii) Chair, Audit Committee; (iii) Chair, Compensation Committee; (iv) Chair, Corporate Governance and Nominating Committee; or (v) the Non-Management Directors.

Concerns relating to accounting, internal control or auditing matters may be submitted by writing to Chair, Audit Committee, Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707. All correspondence will be handled in accordance with procedures established by the Audit Committee with respect to these matters.
Additionally, at the direction of the Board of Directors, management has established an "Ethics Line" to assist our employees in complying with their ethical and legal obligations and reporting suspected violations of applicable laws, policies or procedures. The Ethics Line is operated by Ethicspoint, an independent third party. Information about our Ethics Line may be found on the Corporate Governance page of our website at www.uei.com.
Complaint Procedures for Accounting, Auditing and Financial Related Matters
The Audit Committee has established procedures for receiving, retaining and treating complaints from any source regarding accounting, internal accounting controls and auditing matters. The Audit Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described under the heading "Communications with Directors," above. Employees may report such complaints by following the procedures outlined in our Code of Conduct. We do not permit any retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.
Executive Sessions of Non-Management Directors
The non-management members of the Board of Directors meet in regularly scheduled executive sessions at the end of every regularly scheduled board of directors meeting. Additional executive sessions may be scheduled by the non-management directors. Members of management do not attend these executive sessions. The Board has full access to our management team at all times. In addition, the Board or any committee may retain, at such times and on such terms as determined by the Board or committee in its sole discretion, independent legal, financial and other consultants and advisors to advise and assist the Board or committee in discharging its oversight responsibilities.
Annual Board Self-Assessments
The Board of Directors has instituted self-assessments of the Board, as well as of the Audit, Compensation, and Corporate Governance and Nominating Committees, to assist in determining whether the Board and its committees are functioning effectively. During 2013, the Board and each of its committees completed self-evaluations and reviewed and discussed the results. The Corporate Governance and Nominating Committee oversees this evaluation process.
Board Committee Charters
The Board of Directors has adopted written charters for the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval. Copies of these written charters are available on our website at www.uei.com under the the heading "About," then "Investor Relations" and then "Corporate Governance."
Stock Ownership Guidelines
The Board of Directors believes strongly that its directors and executive officers should have meaningful share ownership in UEI. Accordingly, the Board has established minimum share ownership requirements. Each Board of Director member is expected to own, at a minimum, that number of shares of common stock equal in value to their annual compensation, and each executive officer is expected to own, at a minimum, that number of shares of common stock equal in value to a multiple of his or her base salary ranging from a low of one times for certain executive officers to a high of four times for our Chairman and Chief Executive Officer. While each director and executive officer will have until March 2016 to meet these minimum share ownership requirements, and any new director or executive officer will have five years from his or her start date to meet these minimum ownership requirements, presently, all of our directors and executive officers meet these guidelines. For purposes of meeting this minimum share ownership requirement, each equivalent share of common stock held under our benefits plans and each share of time-based restricted stock is considered as a share of common stock. Stock options and unissued shares of performance-based restricted stock are not considered towards meeting this requirement. More information pertaining to Executive Officer stock ownership guidelines is set forth under the heading "Executive Officer Stock Ownership Guidelines" in the "Compensation Discussion and Analysis" section. In addition, more information pertaining to Board of Director stock ownership guidelines is set forth under the heading "Director Stock Ownership Guidelines" in the "Director Compensation and Stock Ownership Guidelines" section.

Availability of Corporate Governance Materials
You may access all committee charters, our Code of Conduct, Corporate Governance Guidelines, our Director Independence Standards, and other corporate governance materials in the "Corporate Governance" section on the "Investor Relations" page of our website at www.uei.com.
Board Structure and Committee Membership
Board Composition
Our Board presently has set the maximum number of directors at nine, divided into two classes; a Class I Director is a director who is also an employee of UEI and is elected each year at the Annual Meeting of Stockholders to serve a one-year term and a Class II Director is a director who is not an employee and is elected every even-numbered year at the Annual Meeting of Stockholders to serve a two-year term.
We currently have seven directors; one is a Class I Director and six are Class II Directors. After this Annual Meeting, assuming all nominated directors are elected, there will be seven members of the Board, one Class I director and six Class II directors. There will be two vacancies. We retain vacancies to accommodate additional qualified directors who come to the attention of the Board.
Board of Directors Meetings Held During 2013
During 2013, the Board formally met five times. Each director is expected to attend each meeting of the Board and those Committees on which he serves. During 2013, no director attended less than 75% of the aggregate of all Board meetings and meetings of Committees on which the director served. We encourage each director to attend every Annual Meeting of Stockholders; however, since attendance by our stockholders at these meetings has historically been via proxy and not in person, our outside directors have not regularly attended these meetings. At the 2013 Annual Meeting of Stockholders, one director, Mr. Arling, was present.
Role of Primary Board Committees
The board has three standing committees — Audit, Compensation, and Corporate Governance and Nominating. Each committee is composed entirely of independent directors, as determined by the Board in accordance with applicable NASDAQ listing standards and the Board’s Director Independence Standards. In addition, Audit Committee members meet additional heightened independence criteria applicable to audit committee members under applicable SEC independence requirements. Each of the Committees operates under a written charter that has been approved by the Board. The table below provides information about the current membership of the Committees and the number of meetings held in 2013.

Name/Item	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Satjiv S. Chahil		X	X
William C. Mulligan	X		Chair
J.C. Sparkman		Chair	X
Gregory P. Stapleton		X
Carl E. Vogel	X
Edward K. Zinser	Chair
Number of Meetings	4	6	2
Action by Unanimous Written Consent	—	—	—

Audit Committee
The Audit Committee is primarily concerned with the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor and the performance of our internal audit function and independent auditor. The Audit Committee’s functions include:

•	monitoring the Company’s major risk exposures, including financial risk, and the steps management has taken to control such exposures;

•	meeting with our independent registered public accounting firm and management representatives;

•	making recommendations to the Board regarding the appointment of the independent registered public accounting firm;

•	approving the scope of audits and other services to be performed by the independent registered public accounting firm;

•	establishing pre-approval policies and procedures for all audit, audit-related, tax and other fees to be paid to the independent registered public accounting firm;

•	considering whether the performance of any professional service by the registered public accountants may impair their independence; and

•	reviewing the results of external audits, the accounting principles applied in financial reporting, and financial and operational controls.
The independent registered public accountants have unrestricted access to the Audit Committee, and the members of the Audit Committee have unrestricted access to the independent registered public accountants.
All of the Audit Committee members are financially literate. The Board has determined that Mr. Zinser is qualified as an audit committee financial expert within the meaning of applicable SEC regulations and that Mr. Zinser acquired his expertise primarily through his experience as a Chief Financial Officer.

Audit Committee Report
The Audit Committee reviews our financial reporting process on behalf of the Board of Directors and while management has the primary responsibility for the financial statements and the reporting process, our independent registered public accountants are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles, in all material respects.
In this context, the Audit Committee hereby reports as follows:
1. The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2013 with management and the independent registered public accountants.
2. The Audit Committee has discussed the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T with the independent registered public accounting firm.
3. The Audit Committee has received the written disclosures regarding the independent registered public accounting firm’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm its independence from the independent registered public accounting firm.
4. The Audit Committee has considered whether the independent registered public accountants’ provision of non-audit services provided to us, if any, is compatible with the registered public accountants’ independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our financial statements for the year ended December 31, 2013, as presented to the Audit Committee, be included in our Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
Audit Committee of the Board of Directors
Edward K. Zinser — Chairman
William C. Mulligan
Carl E. Vogel
Compensation Committee
The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of the chief executive officer and other executive officers (including "Named Executive Officers" as such term is defined below in the "Compensation Discussion and Analysis"). Among other things, the Committee:

•
Reviews the corporate goals and objectives approved by the Board relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of our chief executive officer and other executive officers, each on an annual basis;

•	Monitors potential risks relating to the Company's compensation policies and practices;

•
Reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the Board whether the Compensation Discussion and Analysis should be included in the Company’s Annual Report and Proxy Statement and prepares the Compensation Committee Report required by SEC rules for inclusion in the Company’s Annual Report and Proxy Statement;

•	Reviews periodically compensation for non-management directors of the Company and recommends changes to the Board as appropriate;

•	Reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the Company;

•	Reviews and makes recommendations to the Board with respect to the adoption or amendment of incentive and other stock-based compensation plans;

•	Administers the Company’s stock incentive plans; and

•	Assesses the independence of any outside compensation consultant of the Company.
Compensation Committee Interlocks and Insider Participation
During 2013, none of the members of the Compensation Committee had any business or financial relationship with UEI requiring disclosure in this Proxy Statement.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee assists the Board in identifying qualified individuals to become board and committee members, considers matters of corporate governance and assists the board in evaluating the Board’s effectiveness. Among other things, the committee:

•	Develops and recommends to the Board criteria for board membership;

•	Identifies, reviews the qualifications of and recruits candidates for election to the Board and to fill vacancies or new positions on the Board as directed by the Board;

•	Reviews candidates recommended by the Company’s stockholders, if any, for election to the Board;

•	Reviews annually our corporate governance principles and recommends changes to the Board as appropriate;

•	Recommends to the Board changes to our Code of Conduct;

•	Reviews and makes recommendations to the Board with respect to the Board’s and each committee’s size, structure, composition and functions;

•	Assists the Board in developing and evaluating potential candidates for executive positions and in overseeing the development of executive succession plans; and

•	Oversees the process for evaluating the Board and its Committees.

The Committee will consider director candidates recommended by our stockholders. Stockholders recommending candidates for consideration by the Corporate Governance and Nominating Committee should send their recommendations to our Secretary at Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707. The recommendation must include the candidate’s name, biographical data and qualifications.
Any such recommendation should be accompanied by:

•	a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director;

•	a completed written questionnaire in form and substance to be provided by the Secretary of UEI, covering matters including the background and qualifications of the candidate to serve on the Board; and

•
a written representation and agreement in form and substance to be provided by the Secretary of UEI, regarding any agreement, arrangement or understanding to which the candidate is a party relating to any voting commitment or assurance made by the candidate, and certain other matters as more particularly described in our bylaws.

The Board endeavors to have members representing diverse experience at policymaking levels in business, finance and technology and other areas that are relevant to our global activities. The selection criteria for director candidates include the following:

•	an individual of the highest personal and professional ethics, character, integrity and values;

•	possess the appropriate characteristics, skills, and experience to make a significant contribution to the Board;

•	inquisitive and objective perspective, practical wisdom and mature judgment; and

•	committed to representing the interests of our stockholders and demonstrate a commitment to long-term service on the Board.
The committee evaluates director candidates recommended by stockholders based on the same criteria used to evaluate candidates from other sources. The Corporate Governance and Nominating Committee may employ professional search firms (for which we would pay a fee) to assist in identifying potential Board members with the desired skills and disciplines.
Diversity
The Board of Directors values diversity as a factor in selecting nominees to serve on the Board, and believes that diversity in its composition may provide significant benefit to the Board and the Company. Although there is no specific policy on diversity on our Board, the Corporate Governance and Nominating Committee, when considering a particular nominee for selection as a director, will include such factors as diverse experience, gender, race, national origin, functional background, executive or professional experience, and international experience.
Additional Information About Our Directors
Experiences, Qualifications, Skills and Attributes of Directors and Nominees
In considering each director nominee and the composition of the Board of Directors as a whole, the Corporate Governance and Nominating Committee utilizes a diverse group of experiences, qualifications, skills and attributes, including diversity in gender, ethnicity and race, that the Corporate Governance and Nominating Committee believes enables a director nominee to make a significant contribution to the Board, UEI and our stockholders. These experiences, qualifications, skills and attributes, which are more fully described in the following table, are set forth in a director matrix and include management experience, independence, financial expertise, experience in manufacturing/distribution, technical/research and development, international operations, marketing and sales, retail operations and minority/diversity status.
These experiences, qualifications, skills and attributes relate directly to the management and operations of UEI. Success in each of these categories is a key factor in UEI’s overall operational success and creating stockholder value. The Corporate Governance and Nominating Committee believes that directors who possess these experiences, qualifications, skills and attributes are better able to provide oversight of UEI’s management and our long-term and strategic objectives.

Directors with Attribute
Management Experience Experience as a CEO, COO, President or Senior Vice President of a company or a significant subsidiary, operating division or business unit.	Paul D. Arling Satjiv S. Chahil William C. Mulligan J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

Independence Satisfy the independence requirements of the NASDAQ and the SEC.	Satjiv S. Chahil William C. Mulligan J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

Financial Expertise Possess the knowledge and experience to be qualified as an "audit committee financial expert."	William C. Mulligan J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

Manufacturing; Distribution Experience in, or experience in a senior management position responsible for, managing significant manufacturing and distribution operations.	Paul D. Arling J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

Technical; Research and Development Experience in, or experience in a senior management position responsible for, managing a significant technical or research and development function.	Paul D. Arling Satjiv S. Chahil J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

International Operations Experience working in a major organization with global operations with a thorough understanding of different cultural, political and regulatory requirements.	Paul D. Arling Satjiv S. Chahil William C. Mulligan J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

Marketing; Sales Experience in, or experience in a senior management position responsible for, managing the marketing and/or sales function.	Paul D. Arling Satjiv S. Chahil J.C. Sparkman Gregory P. Stapleton Carl E. Vogel

Retail Operations Experience in, or experience in a senior management position responsible for, managing retail operations.	Paul D. Arling J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

Minority; Diversity Adds perspective through diversity in gender, ethnic background, race, etc.	Satjiv S. Chahil

Independence of Directors
The Board of Directors has adopted categorical Director Independence Standards to assist the Board in determining the independence of each director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with UEI. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. A complete copy of our Director Independence Standards is attached as Appendix A.

During the Board’s annual review of director independence, the Board considers transactions, relationships and arrangements between each director or an immediate family member of the director and UEI. The Board also considers transactions, relationships and arrangements between each director or an immediate family member of the director and UEI’s senior management. Under our Director Independence Standards, the following relationships are not considered to be material relationships that would impair a director’s independence:

•
if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, UEI for property or services in an amount which, in any of the last three fiscal years, is less than $200,000 or five percent, whichever is greater, of such other company’s annual gross revenues;

•
if the director, or an immediate family member of the director, received payments from UEI that is less than $120,000 in any twelve month period (not including compensation for Board and/or Board committee services);

•
if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another UEI director or executive officer; or

•
if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company at which any UEI executive officer also serves on the board of directors of such other company (except for compensation committee interlocks).

Periodically, the Board performs an independence review. As a result of this review, the Board determined that for 2013, six of our seven current directors are independent. In addition, all members of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee are independent. The Board determined that Messrs. Chahil, Mulligan, Sparkman, Stapleton, Vogel, and Zinser meet these standards and are independent and, in addition, satisfy the independence requirements of the NASDAQ Stock Exchange. Mr. Arling is not considered to be independent because of his position as our Chief Executive Officer.
DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES
Non-Management Director Compensation
In June 2004, our stockholders adopted the 2004 Directors’ Compensation Plan, pursuant to which each Class II Director is to receive an annual cash retainer equal to $25,000 (or $6,250 quarterly), a fee of $1,500 for each board meeting attended in excess of four each fiscal year, a fee of $1,000 for each committee meeting attended, an annual fee of $10,000 for each committee chaired, and an annual award of 5,000 shares of our Common Stock, which vests ratably each quarter during the year awarded.
Effective February 14, 2013, the Board of Directors, after consulting with the Compensation Committee and an independent compensation consultant (Pay Governance LLC), increased the annual cash retainer to $35,000, the board meeting fee to $1,875, and the committee meeting fee to $1,500. In all other respects the compensation for the Class II directors remained unchanged.

Non-Management Director Compensation Table

Name of Director	Year	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Total Compensation($)
Satjiv S. Chahil	2013	45,655	143,525	—	189,180
William C. Mulligan	2013	56,155	143,525	—	199,680
J. C. Sparkman	2013	56,155	143,525	—	199,680
Gregory P. Stapleton	2013	44,655	143,525	—	188,180
Carl E. Vogel	2013	42,655	143,525	—	186,180
Edward K. Zinser	2013	52,655	143,525	—	196,180

(1)	This column represents the cash compensation earned in 2013 for Board and committee service. See the "Additional Information about Fees Earned or Paid in Cash During 2013" table below.

(2)
This column represents the grant date fair value of stock awards granted to Class II Directors as part of their compensation. The fair value of the stock awards is calculated using the average of the high and low trades of our stock on the grant date. See the "Additional Information about Non-Management Director Equity Awards" for further information related to stock awards granted in 2013.

(3)	This column represents the grant date fair value of stock options granted during 2013 of which there were none.
Mr. Arling, who is the Company's Chief Executive Officer and the Company’s only Class I Director, received no additional compensation for his service as a director during 2013. All directors are reimbursed for travel expenses and other out-of-pocket costs incurred to attend meetings.
Additional Information about Fees Earned or Paid in Cash During 2013
The following table provides additional information about fees earned or paid in cash to non-management directors during 2013:

Name of Director	Year	Annual Retainers ($) (1)	Committee Chair Fees (2) ($)	Committee Meeting Attendance Fees (3) ($)	Additional BOD Meeting Attendance Fees (4) ($)	Total ($)
Satjiv S. Chahil	2013	33,780	—	10,000	1,875	45,655
William C. Mulligan	2013	33,780	10,000	9,000	3,375	56,155
J. C. Sparkman	2013	33,780	10,000	9,000	3,375	56,155
Gregory P. Stapleton	2013	33,780	—	7,500	3,375	44,655
Carl E. Vogel	2013	33,780	—	5,500	3,375	42,655
Edward K. Zinser	2013	33,780	10,000	5,500	3,375	52,655

(1)	Effective February 14, 2013, the Annual Retainer was increased to $35,000 from $25,000.

(2)	Mr. Mulligan, Mr. Sparkman, and Mr. Zinser are the chairmen of the Corporate Governance and Nominating Committee, Compensation Committee, and Audit Committee, respectively.

(3)	Each committee member is paid $1,000 for the attendance of a committee meeting. Effective February 14, 2013, this fee was increased to $1,500.

(4)	Each board member is paid $1,500 for each Board of Directors' meeting attended in excess of four. Effective February 14, 2013, this fee was increased to $1,875.

Additional Information about Non-Management Director Equity Awards
The following table provides additional information about equity awards made to non-management directors during 2013:

Name of Director	Stock Awards Granted During 2013 (#)	Option Awards Granted During 2013 (#)	Grant Date Fair Value of Stock and Option Awards Granted During 2013 (1) ($)	Stock Awards Outstanding at Year End (#)	Option Awards Outstanding at Year End (#) (2)
Satjiv S. Chahil	5,000	—	143,525	2,500	20,000
William C. Mulligan	5,000	—	143,525	2,500	20,000
J. C. Sparkman	5,000	—	143,525	2,500	20,000
Gregory P. Stapleton	5,000	—	143,525	2,500	20,000
Carl E. Vogel	5,000	—	143,525	2,500	20,000
Edward K. Zinser	5,000	—	143,525	2,500	20,000

(1)
Represents the grant date fair value of stock awards granted during 2013. There were no stock options granted during 2013. For stock awards, this number is calculated by multiplying the fair market value of our common stock on the date of grant by the number of shares awarded. For additional information regarding the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC.

(2)
The stock options issued to each of Messrs. Chahil, Mulligan, Sparkman and Zinser were granted on February 11, 2008, are fully vested and are set to expire on February 11, 2018. The stock options issued to Mr. Stapleton were granted on April 24, 2008, are fully vested and are set to expire on April 24, 2018. The stock options issued to Mr. Vogel were granted on October 30, 2009, are fully vested and are set to expire on October 30, 2019.

Director Stock Ownership Guidelines
The Company maintains stock ownership guidelines for our independent, Class II Directors. These guidelines are designed to align the Class II Directors' long-term financial interests with those of stockholders. The ownership guidelines are one times their total annual compensation for the previous year.
For the purposes of meeting this minimum stock ownership requirement, each share of time-based restricted stock is considered as a share of common stock. Stock options and shares of unissued performance-based restricted stock are not considered towards meeting this requirement.
The Compensation Committee reviews ownership levels of our Directors annually. The requirements for our independent Directors, as well as the average actual ownership levels at December 31, 2013 of all six independent directors, are set forth in the table below. Each of our independent Directors have met the required guidelines.

$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$-
Actual Ownership
Minimum Ownership Requirement
Average of Six Outside Directors

PROPOSALS TO BE VOTED ON
Proposal 1 - Election of Directors
Which directors are nominated for election?
Paul D. Arling is nominated for election as a Class I Director to serve a one-year term expiring at our 2015 Annual Meeting of Stockholders. Satjiv S. Chahil, William C. Mulligan, J.C. Sparkman, Gregory P. Stapleton, Carl E. Vogel, and Edward K. Zinser are nominated for election as Class II Directors to serve a two-year term expiring at our 2016 Annual Meeting of Stockholders.
What are the backgrounds of the nominees for the directors' positions?

Paul D. Arling Chairman and Chief Executive Officer Director since 1996 Age: 51
Paul D. Arling is our Chairman and Chief Executive Officer. He joined us in May 1996 as Chief Financial Officer and was named to our Board of Directors in August 1996. He was appointed President and COO in September 1998, was promoted to Chief Executive Officer in October 2000 and appointed as Chairman in July 2001.

Mr. Arling earned a Bachelor of Science degree from the University of Pennsylvania and an MBA from the Wharton School of the University of Pennsylvania.

At the 2013 Annual Meeting of Stockholders, Mr. Arling was reelected as Chairman of the Company to serve until the 2014 Annual Meeting of Stockholders.

Mr. Arling, who has spent over 17 years with UEI and who currently serves as Chairman and Chief Executive Officer, has an extensive, in-depth knowledge of the Company’s business, operations, opportunities and strategies. His wide-ranging roles throughout his career at UEI also provide him with significant leadership, corporate strategy, manufacturing, retail, marketing and international experience in the wireless controls industry.

Satjiv S. Chahil Director since 2002 Compensation Committee Corporate Governance and Nominating Committee Age: 63
Mr. Chahil is a Silicon Valley based Innovations Advisor and Social Entrepreneur. Since January 2010, Mr. Chahil has been an Executive Adviser to several global high tech companies, including Hewlett-Packard, Beats Electronics, and Sony Electronics. From September 2005 through January 2010, Mr. Chahil was the Senior Vice President-Marketing of Hewlett Packard's Personal Systems Group. Prior to that, from June 2002 to August 2005, he was advisor to the Chairman of Palm, Inc. (a manufacturer and marketer of handheld computing and mobile and wireless Internet solutions).

Mr. Chahil earned a bachelor's degree in commerce from Punjab University in Chandigarh, India and a master's degree from the American (Thunderbird) Graduate School of International Management in Arizona.

Mr. Chahil was a Class II director of the Company from 2002 until June 2006 when he did not stand for re-election due to a change in his employment which precluded him from serving as a director of the Company. In August 2006, Mr. Chahil rejoined the Board because his employment no longer precluded him from serving as one of our directors. He also serves as a member of our Compensation and Corporate Governance and Nominating Committees. At the 2012 Annual Meeting of Stockholders, Mr. Chahil was reelected as a Class II Director of the Company to serve until the 2014 Annual Meeting of Stockholders.

Mr. Chahil provides our Board with proven leadership and business experience in the areas of digital convergence, new media and global marketing gained from serving in various executive management positions with multinational information technology, computing and wireless control companies and the extensive management and corporate governance experience gained from those roles.

William C. Mulligan Director since 1992 Audit Committee Corporate Governance and Nominating Committee (Chairman) Age: 60
Mr. Mulligan has over 26 years of experience in private equity, having joined Primus Capital Funds in 1985 from McKinsey & Company, Inc. Mr. Mulligan serves as a Managing Partner of Primus. Mr. Mulligan serves as director of several private portfolio companies and TFS Financial Corporation (Nasdaq:TFSL). Mr. Mulligan serves on the audit (chairman), compensation and executive committees of TFS. Mr. Mulligan is also a trustee of The Cleveland Clinic Foundation, Denison University, Land Trust Alliance, and the Western Reserve Land Conservancy.

Mr. Mulligan earned a Bachelor of Arts in economics from Denison University and an MBA from the University of Chicago.

Mr. Mulligan has served as a member of our Board of Directors since 1992. He also serves as Chairman of our Corporate Governance and Nominating Committee and as a member of our Audit Committee. At the 2012 Annual Meeting of Stockholders, Mr. Mulligan was reelected as a Class II Director of the Company to serve until the 2014 Annual Meeting of Stockholders.

Mr. Mulligan provides our Board and our Corporate Governance and Nominating Committee, of which he is Chairman, with extensive knowledge in the fields of financial services, investment banking, and accounting, and his experience in legal and corporate governance areas and audit oversight gained from his membership on the boards and audit committees of other public companies.

J.C. Sparkman Director since 1998 Compensation Committee (Chairman) Corporate Governance and Nominating Committee Age: 81
Mr. Sparkman is an experienced public company board member. Since June 2005 he has served as a director of Liberty Global, Inc. (Nasdaq:LBTYA) and is the chair of the compensation committee and a member of the nominating and corporate governance and the succession planning committees of the Liberty Global Board of Directors. Prior to that he was a director of Liberty Global’s predecessor, LGI International, from November 2004 to June 2005. In addition, since 1994, Mr. Sparkman has been a director of Shaw Communications, Inc. (NYSE:SJR) and is a member of the executive and human resources and compensation committees of Shaw's Board of Directors. Mr. Sparkman has over 30 years of experience in the cable television industry. He was Executive Vice President and Chief Operating Officer of TCI for eight years until his retirement in 1995. During his over 26 years with TCI, he held various management positions of increasing responsibility, overseeing TCI's cable operations as that company grew through acquisitions, construction of new networks and expansion of existing networks into the largest multiple cable system operator in the United States at the time of his retirement. In September 1999, he co-founded Broadband Services, Inc., a provider of asset management, logistics, installation and repair services for telecommunications service providers and equipment manufacturers domestically and internationally. He served as chairman of the board and Co-Chief Executive Officer of Broadband Services until December 2003.

Mr. Sparkman has served as a member of our Board of Directors since 1998. He also serves as Chairman of our Compensation Committee and as a member of our Corporate Governance and Nominating Committee. At the 2012 Annual Meeting of Stockholders, Mr. Sparkman was reelected as a Class II Director of the Company to serve until the 2014 Annual Meeting of Stockholders.

Mr. Sparkman's significant background as an executive and board member and his particular knowledge of, and experience with, all aspects of cable television operations contribute to our board's consideration of operational developments and strategies, provide insight into other public company board practices and strengthen our board's collective qualifications, skills and attributes.

Gregory P. Stapleton Director since 2008 Compensation Committee Age: 67
Mr. Stapleton is the founder and owner of Falcon One Enterprises LLC, a private equity firm that invests in early stage technology companies, since 2005. From 2000 to 2004, Mr. Stapleton was the President of Harman International and from 1998 to 2004, he was also the Chief Operating Officer. He was a director of Harman International from 1997 until his retirement in 2004. Prior to joining Harman, Mr. Stapleton held various leadership positions, including Senior Vice President Venture Capital at General Electric.

Mr. Stapleton earned a Bachelor of Science in aerospace engineering from Penn State University.

Mr. Stapleton has served as a member of our Board of Directors since 2008. He also is a member of our Compensation Committee. At the 2012 Annual Meeting of Stockholders, Mr. Stapleton was reelected as a Class II Director of the Company to serve until the 2014 Annual Meeting of Stockholders.

Mr. Stapleton provides the Board with extensive management experience, which includes his former role as President and COO of a multinational provider of premium audio and infotainment solutions, and his extensive management, finance and corporate governance experience gained from that role.

Carl E. Vogel Director since 2009 Audit Committee Age: 56
Since November 2011, Mr. Vogel has served as Senior Advisor and Operating Partner to the Gores Group, a private-equity firm based in Los Angeles, California. In addition, since June 2005, Mr. Vogel has served in various capacities with DISH Network Corporation (DISN:NASDAQ), a leader in the multi-channel video business, presently serving as DISH’s non-executive Vice-Chairman of the Board of Directors and as an advisor to its Chairman. Prior to joining DISH, Mr. Vogel served as President, Chief Executive Officer and director of Charter Communications (CHTR:NASDAQ), a Fortune 500 company and a leading broadband service provider in North America; in various executive capacities with Liberty Media affiliated companies, including Liberty Media, On Command Corporation (ONCO:NASDAQ), Liberty Satellite and Technology (LSATA:NASDAQ), and Primestar Inc.; as Chief Executive Officer of Star Choice Communications, a company controlled by Shaw Communications (SJR:NYSE). He also served in various executive capacities with EchoStar Communication and Jones Intercable, Inc. and affiliated companies. Mr. Vogel is also the sole shareholder of Bulldog Capital Partners, Inc., providing advisory services and strategic consulting for media companies and media and telecom focused private equity investors.

Mr. Vogel is currently a member of the Board of Directors of Dish Network, LLC (DISH:NASDAQ), Shaw Communications (SJR:NYSE), Ascent Capital Corporation (ASCMA:NASDAQ), Sirius/XM Radio Inc. (SIRI:NASDAQ), AMC Networks (AMCX:NASDAQ) and Universal Electronics Inc. (UEIC;NASDAQ). Mr. Vogel is a member of the audit committees of Shaw, Ascent Capital and Universal Electronics as well as the Chairman of the Compensation Committee of Sirius/XM Radio Inc. Mr. Vogel is also Chairman of the Executive Committee of the Board of Directors of Ascent Capital as well as a member of its Nominating and Governance Committee. Mr. Vogel is the Chairman of the Audit Committee of AMC Networks and a member of the Compensation Committee. Mr. Vogel is also a member of the Board of Directors, Compensation Committee and Audit Committee of ION Media Networks, Inc. ION Television is the largest owner of broadcast television stations in the United States. Mr. Vogel is also a member of St. Norbert College’s Board of Trustees.

Mr. Vogel received this Bachelor of Science degree from St. Norbert College, located in DePere, Wisconsin with an emphasis in finance and accounting, and was a former active Certified Public Accountant.

Mr. Vogel joined the UEI Board in October 2009 to fill a director vacancy. He also serves on UEI's Audit Committee. At the 2012 Annual Meeting of Stockholders, Mr. Vogel was reelected as a Class II Director of the Company to serve until the 2014 Annual Meeting of Stockholders.

As a result of his background, including as non-executive Vice-Chairman of the Board of Directors of DISH Network Corporation and as an advisor to its Chairman, Mr. Vogel brings to the Board demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large subscription broadcasting companies, as well as extensive management and corporate governance experience gained from that role and from membership on the boards of that company and other public and privately-held companies.

Edward K. Zinser Director since 2006 Audit Committee (Chairman) Age: 56
From January 2008 until November 2012, Mr. Zinser served as Chief Financial Officer of Boingo Wireless, the Wi-Fi industry’s leading provider of software and services worldwide. From April 2004 to November 2007, Mr. Zinser served as Executive Vice President and Chief Financial Officer of THQ, Inc., a developer, publisher and distributor of interactive software products. Prior to joining THQ, from May 2001 to February 2004, Mr. Zinser served as Executive Vice President and Chief Financial Officer of Vivendi Universal Games, a developer, publisher and distributor of software products. Prior to working at Vivendi, Mr. Zinser held various executive officer positions (including at certain companies the positions of Chief Financial Officer and Chief Operating Officer) at Internet Shopping Network (an e-commerce company), Styleclick.com (a public e-commerce service provider), Disney Publishing (a division of The Walt Disney Company), The Franklin Mint, Pepsi-Cola, and Campbell Soup.

Mr. Zinser earned a Bachelor of Science in business management from Fairfield University and an MBA in finance from the University of Chicago.

Mr. Zinser has served as a member of our Board of Directors since 2006. He also serves as Chairman of our Audit Committee. At the 2012 Annual Meeting of Stockholders, Mr. Zinser was reelected as a Class II Director of the Company to serve until the 2014 Annual Meeting of Stockholders.

Mr. Zinser provides our Board and our Audit Committee, of which he is Chairman, with extensive knowledge in the fields of finance and accounting, his knowledge of investment banking, and his legal, corporate governance, and audit oversight experience gained from his positions on the boards and audit committees of other public companies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES.

Proposal 2 - Advisory Vote on Executive Compensation
The Company seeks a non-binding advisory vote from its stockholders to approve the compensation of its Named Executive Officers as described in the Compensation Discussion and Analysis section beginning on page 31 and the Summary Compensation Table and supporting tables and information beginning on page 48. The Company designed our compensation programs to help recruit, retain and motivate key executives to deliver the successful operating, financial, and stockholder value performance expected by our investors. The Compensation Committee strongly believes that executive compensation - both pay opportunities and pay actually realized - should be tied to Company performance. As illustrated in the accompanying chart, in 2013, 66% of the Named Executive Officers' target total direct compensation consisted of annual and long-term incentives and 45% was in the form of long-term equity compensation.

In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis section beginning on page 31 for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. In particular, you should consider the following factors, which are more fully discussed in the Compensation Discussion and Analysis:

•
In a year marked by continued uncertainty in our markets and the global economy, as well as highly competitive pricing in our markets leading to pressures on margins, we consolidated our market position and achieved strong results in key financial metrics that correlate with long-term stockholder value. Since 2009, net sales have grown at a rate of 13.6% and cash flow from operations at a rate of 6.4%. Our share price increased 97.0% in 2013 from 2012.

•
The great majority of executive pay is not guaranteed. The Company sets clear financial goals for corporate and business unit performance and differentiates based on individual achievement. Pay for performance is evident in the chart on page 35 in the Compensation Discussion and Analysis section of this proxy.

Accordingly, we are asking our stockholders to vote "FOR" the following resolution:
"RESOLVED, that Universal Electronics Inc.'s stockholders hereby approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the "Compensation Discussion and Analysis," the compensation tables and any related material disclosed in this proxy statement."
This advisory vote on executive compensation is not binding on us. However, the Board and the Compensation Committee value the opinion of our stockholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our stockholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future executive compensation decisions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2 RELATING TO THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Proposal 3 - Adoption and Approval of the 2014 Stock Incentive Plan
Overview
On April 23, 2014, acting on the recommendation of the Compensation Committee and with input from an independent compensation consultant (Pay Governance LLC), the Board of Directors unanimously adopted and approved the Company’s 2014 Stock Incentive Plan (“2014 Plan”), and is submitting the 2014 Plan to stockholders for their adoption and approval at the Annual Meeting. The Board believes the Company’s interests are best advanced by stimulating the efforts of employees, officers, and non-employee Directors, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company. The 2014 Plan allows grants of stock options and stock awards, any of which may be performance-based. The Board has adopted and approved the 2014 Plan to permit the Company to continue to use stock-based compensation to align stockholder and participant interests to the Company. The Company’s stock-based compensation program is currently operated under the Company’s 1998 Stock Incentive Plan, 1999A Stock Incentive Plan, 2002 Stock Incentive Plan, 2003 Stock Incentive Plan, 2006 Stock Incentive Plan, and 2010 Stock Incentive Plan (collectively, the “Prior Plans”). As of April 1, 2014, only 39,864 shares were available for future grants under the Prior Plans.
Why You Should Vote For the 2014 Plan
The Board recommends that the Company’s stockholders approve the 2014 Plan because it believes the Company’s ability to grant equity-based awards continues to be crucial in allowing the Company to effectively compete for, retain and appropriately motivate and reward key talent. It is in the long-term interest of both the Company and its stockholders to strengthen the Company’s ability to attract, motivate and retain employees, officers, and non-employee directors and to provide additional incentive for those persons through stock ownership and other incentives to improve financial performance, increase profits and strengthen the mutuality of interest between those persons and the Company’s stockholders.
Promotion of Good Corporate Governance Practices
The Board believes the use of stock-based incentive awards promotes best practices in corporate governance by maximizing stockholder value. By providing participants in the 2014 Plan with a stake in the Company’s success, the interests of the participants are aligned with those of the Company’s stockholders. Specific features of the 2014 Plan that are consistent with good corporate governance practices include, but are not limited to:

•	Options and stock awards may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date;

•
There may be no repricing of options or stock awards without stockholder approval, either by canceling the option or stock award in exchange for cash or a replacement stock award at a lower price or by reducing the exercise price of the option or stock award, other than in connection with a change in the Company’s capitalization; and

•
Options and stock awards generally may not be transferred except by will or the laws of descent and distribution or, if approved by the Committee, to certain family members, family trusts, or family partnerships pursuant to a gift or domestic relations order.

Key Data
The following table includes information regarding all of the Company’s outstanding equity awards and shares available for future awards under the Company’s Prior Plans as of April 1, 2014 (and without giving effect to this proposal 3):

Total shares underlying all outstanding options	883,660
Weighted average exercise price of outstanding options	$22.58
Weighted average remaining contractual life of outstanding options	6.3 years
Total shares underlying all outstanding and unvested restricted stock awards	293,712
Shares available for future awards that may be issued under Prior Plans	39,864

Section 162(m) of the Code
The Board believes that it is in the best interests of the Company and its stockholders to continue to provide for an equity incentive plan under which compensation awards made to the Company’s executive officers may qualify for deductibility by the Company for federal income tax purposes. Accordingly, the 2014 Plan has been structured in a manner such that awards granted under it may satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company's chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” executive compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that may be paid to an employee under the performance goal. With respect to the various types of awards under the 2014 Plan, each of these aspects is discussed below, and stockholder approval of the 2014 Plan will be deemed to constitute approval of each of these aspects of the 2014 Plan for purposes of the approval requirements of Section 162(m).
Plan Summary
The following summary of the material terms of the 2014 Plan are qualified in their entirety by reference to the complete statement of the 2014 Plan, which is set forth in Appendix C to this Proxy Statement.
Administration
The 2014 Plan will be administered by the Compensation Committee of the Board of Directors. Subject to the express provisions of the 2014 Plan, the Compensation Committee is authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the 2014 Plan. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the 2014 Plan to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.
Participants
Any person who is a non-employee Director or an employee of the Company or of any subsidiary will be eligible for the grant of awards under the 2014 Plan. Approximately 1,800 employees and 6 non-employee directors currently qualify to participate in the 2014 Plan.
Shares Subject to the Plan and to Awards
The aggregate number of shares of the Company’s common stock issuable pursuant to the 2014 Plan may not exceed 1,300,000, subject to adjustment upon a change in the Company’s capitalization and generally, the maximum number of shares awarded to any one individual during any three-calendar year period is limited to 350,000. It is the Company's expectation that the 2014 Plan should be sufficient to cover benefits awarded or paid to Participants for the next four to five years.
The aggregate number of shares issued under the 2014 Plan at any time will equal the number of shares issued upon exercise or settlement of an award. Shares subject to awards that expire, terminate or are forfeited will again be available for issuance under the 2014 Plan.
As noted above, as of April 1, 2014, 39,864 shares remained available for issuance of future awards that may be granted under the Prior Plans.
Option Awards
The Compensation Committee will establish the exercise price per share under each option, which, other than in the event of options granted in connection with a merger or other acquisition, will not be less than the fair market value of a share on the date the option is granted. The Committee will establish the term of each option, which in no case may exceed a period of ten (10) years from the date of grant. The 2014 Plan prohibits repricing stock options without stockholder approval.

Stock Awards
A stock award is an award or issuance of shares the grant, issuance, retention, vesting and/or transferability of which is subject to conditions, including continued employment or performance conditions and such other terms as the Compensation Committee deems appropriate. Participants will have no voting rights with respect to shares underlying stock awards, whether performance-based or not, unless and until such shares have been issued to them. Participants in whose name stock awards have been granted will be entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the Compensation Committee.
Qualifying Performance Criteria
When performance-based stock awards are granted, the Compensation Committee may establish the performance criteria and level of achievement versus such criteria that will determine the number of shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to such a performance-based stock award, which criteria may be based on “qualifying performance criteria” (as described below) or other standards of financial performance and/or personal performance evaluations. In addition, the Compensation Committee may specify that a stock award or a portion of a stock award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such stock award or portion of a stock award that is intended by the Compensation Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more qualifying performance criteria selected by the Compensation Committee and specified at the time the stock award is granted. The Compensation Committee will certify the extent to which any qualifying performance criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any stock award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of shares issued or the amount paid under a stock award may be reduced, but not increased, by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion may determine.
For purposes of the 2014 Plan, the term “qualifying performance criteria” means any one or more of the following performance criteria, or derivations thereof, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee: (i) net sales; (ii) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (iii) net income or net income per common share (basic or diluted); (iv) return on assets (gross or net), return on investment, return on capital, or return on equity; (v) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (vi) interest expense after taxes; (vii) economic value added or created; (viii) operating margin or profit margin; (ix) stock price or total stockholder return; (x) average cash balance or cash position; and (xi) strategic business criteria, consisting of one or more objectives based on meeting specified product development, strategic partnering, licensing, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.
To the extent consistent with Section 162(m) of the Code, the Compensation Committee (i) may appropriately adjust any evaluation of performance under a qualifying performance criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (ii) may appropriately adjust any evaluation of performance under a qualifying performance criteria to exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs and (e) accruals of any amounts for payment under the 2014 Plan or any other compensation arrangement maintained by the Company.

Settlement of Stock Options and Stock Awards
Stock options and stock awards may be settled in shares, cash or a combination thereof, as determined by the Compensation Committee.
Amendment and Termination
The Board may amend, alter or discontinue the 2014 Plan and the Compensation Committee may amend, or alter any agreement or other document evidencing a stock option or stock award made under the 2014 Plan, except no such amendment may, without the approval of the stockholders of the Company (other than in respect of a change in the Company’s capitalization): increase the maximum number of shares for which stock options or stock awards may be granted under the 2014 Plan; reduce the exercise price of outstanding options; extend the term of the 2014 Plan; change the class of persons eligible to be participants; otherwise amend the 2014 Plan in any manner requiring stockholder approval by law or under the NASDAQ Global Select Market listing requirements.
No amendment or alteration to the 2014 Plan or stock option or stock option agreement or stock award or stock award agreement may be made which would impair the rights of the holder of a stock option or stock award, without such holder’s consent.
Change in Control
Unless otherwise expressly provided in a stock option agreement or stock award agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a change in control, the Compensation Committee may provide for the acceleration of the vesting and, if applicable, exercisability of any outstanding stock option or stock award, or the lapsing of any conditions of restrictions on or the time for payment in respect of any outstanding stock option or stock award, upon termination of the participant’s employment following a change in control. In addition, unless otherwise expressly provided in a stock option agreement or stock award agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a change in control, the Compensation Committee may provide that any or all of the following will occur in connection with a change in control: (i) the substitution for the shares subject to any outstanding stock option or stock award, stock or other securities of the surviving corporation or any successor corporation to the Company, in which event the aggregate purchase or exercise price, if any, of such stock option or stock award will remain the same, (ii) the conversion of any outstanding stock option or stock award into a right to receive cash or other property upon or following the consummation of the change in control in an amount equal to the value of the consideration to be received by holders of shares in connection with such transaction for one share, less the per share purchase or exercise price of such stock option or stock award, if any, multiplied by the number of shares subject to such stock option or stock award, and/or (iii) the cancellation of any outstanding and unexercised stock options or stock awards upon or following the consummation of the change in control.
Adjustments
In the event that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), stock split or a combination or consolidation of the outstanding shares into a lesser number of shares, is declared with respect to the shares, the authorization limits provided in the 2014 Plan may be increased or decreased proportionately, and the shares then subject to each stock option or stock award may be increased or decreased proportionately without any change in the aggregate purchase price of those shares. In the event the shares will be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through recapitalization, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or any other similar corporate transaction or event affects the shares such that an equitable adjustment would be required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2014 Plan, then the authorization limits provided in the 2014 Plan may be adjusted proportionately, and an equitable adjustment may be made to each share subject to a stock option or stock award such that no dilution or enlargement of the benefits or potential benefits occurs.
Transferability
Stock options and stock awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and during a participant’s lifetime, and with respect to each stock option, an option may be exercisable only by the participant or his or her legal guardian, and thereafter, an option may be exercised for a one-year period (or such shorter or longer period at the discretion of the Compensation Committee).

No Right to Company Employment
Nothing in the 2014 Plan or stock option agreement or stock award agreement will interfere with or limit in any way the right of the Company, its subsidiaries and/or its affiliates to terminate any participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor will the 2014 Plan or a stock option or stock award itself confer upon any participant any right to continue his or her employment or service for any specified period of time. No portion of a stock option or stock award or any benefits arising under the 2014 Plan will constitute an employment contract with the Company, any subsidiary and/or its affiliates.
Compliance with Law
The 2014 Plan, the grant, issuance, vesting, exercise and settlement of stock options or stock awards thereunder, and the obligation of the Company to sell, issue or deliver shares under such stock options and stock awards, will be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company will not be required to issue or deliver any certificates for shares prior to the completion of any registration or qualification of such shares under any federal or state law or issuance of any ruling or regulation of any government body which the Company will, in its sole discretion, determine to be necessary or advisable.
Effective Date and Termination of the 2014 Plan
The 2014 Plan will become effective on June 12, 2014, subject to approval by the Company’s stockholders. The 2014 Plan will remain available for the grant of stock options and stock awards until the tenth (10th) anniversary of the effective date.
Federal Income Tax Treatment
The following discussion of the federal income tax consequences of the 2014 Plan is intended to be a summary of applicable federal law as currently in effect. It should not be taken as tax advice by 2014 Plan participants, who are urged to consult their individual tax advisors.
Stock Options
All stock options granted under the 2014 Plan will be non-qualified stock options ("NQSO"). An optionee is not taxed on the grant of a NQSO. On exercise, the optionee recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. The optionee’s gain (or loss) on subsequent disposition of the shares is a long-term capital gain (or loss) if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.
Stock Awards
Grantees of stock awards, whether performance-based or not, do not recognize income at the time of the grant. When the stock award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the Company will receive a corresponding deduction. However, no later than 30 days after a participant receives a stock award, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt and so long as the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to vesting or if the performance criteria have not been achieved), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested stock awards generally will be taxable as ordinary income to the participant at the time the dividends are received.
Company Deduction and Section 162(m)
For the individual serving as the chief executive officer of the Company at the end of the taxable year and for the individuals serving as officers of the Company at the end of such year who are among the three highest compensated officers (other than the chief executive officer and chief financial officer), Section 162(m) limits the amount of compensation otherwise deductible by the Company for such year to $1,000,000 for each such individual except to the extent that such compensation is “performance-based compensation.” The Company expects that stock options should qualify as performance-based compensation. The Compensation Committee may establish performance conditions and other terms with respect to grants of stock awards in order to qualify such grants as performance-based compensation for purposes of Section 162(m).

New Plan Benefits
The benefits that will be awarded or paid under the 2014 Plan are not currently determinable. Such awards are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Based upon past grants under the Prior Plans, it is the Company's expectation that the 2014 Plan should be sufficient to cover benefits awarded or paid to Participants for the next four to five years. Information about awards granted in prior fiscal years under the Company’s Prior Plans to the Company’s named executive officers may be found in the Compensation Discussion and Analysis section of this proxy statement. As of April 1, 2014, the closing price of a share of the Company’s common stock was $39.11.
Vote Required and Board Recommendation
The affirmative vote of a majority of the votes cast is required for the adoption and approval of the Company’s 2014 Stock Incentive Plan.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE COMPANY’S 2014 STOCK INCENTIVE PLAN.

Proposal 4 - Ratification of Appointment of Independent Registered Public Accounting Firm
The Board of Directors, acting on the recommendation of its Audit Committee, has appointed Grant Thornton LLP ("GT"), a firm of independent registered public accountants, as auditors, to examine and report to the Board and to our stockholders on the Company's 2014 consolidated financial statements. GT has served as our independent registered public accounting firm since 2005.
Although ratification of the appointment of GT is not legally required, the Board is submitting it to the stockholders as a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will consider the selection of another independent registered public accounting firm in future years.
Representatives of GT will be present at the Annual Meeting to make a statement, if they so desire, and will be available to respond to appropriate questions.
We engaged GT as our independent registered public accounting firm for the fiscal year ending December 31, 2013. The decision to engage GT was approved by the Board of Directors, upon the recommendation of the Audit Committee and ratified by our stockholders at our 2013 Annual Meeting of Stockholders.
Fees Paid to Independent Registered Public Auditing Firm
The aggregate fees we paid to GT for professional services delivered by them for the years ended December 31, 2013 and 2012 were as follows:

(In thousands)	For the Year Ended
Type of Fees	12/31/2013(1)	12/31/2012(1)
Audit Fees (2)	$1,254	$1,189
Audit-Related Fees (3)	14	28
Tax Fees (4)	55	46
All Other Fees	—	—
Total Fees	$1,323	$1,263

(1)	Fees billed in foreign currencies are converted using the average exchange rate over the period.

(2)
Audit Fees consist of fees for professional services provided in connection with the integrated audit of our consolidated financial statements, review of our quarterly consolidated financial statements and audit services related to other statutory and regulatory filings. The audit fees for services provided related to our other statutory and regulatory filings were $135 thousand and $137 thousand for the years ended December 31, 2013 and 2012, respectively.

(3)
Audit-Related Fees consist of fees billed by GT for due diligence projects and certain agreed-upon procedures and other services that are reasonably related to the performance of the integrated audit or review of our consolidated financial statements that are not reported under "Audit Fees".

(4)	Tax Fees consist of the aggregate fees billed by GT related to tax planning projects.
Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy requires that it pre-approve all audit and non-audit (greater than $20,000) services to be performed by the Company’s independent registered public accounting firm. Unless a service falls within a category of services that the Audit Committee has pre-approved, an engagement to provide the service requires pre-approval. Also, proposed services exceeding pre-approved cost levels require additional pre-approval.
Consistent with the rules established by the SEC, proposed services to be provided by the Company’s independent registered public accounting firm are evaluated by grouping the service fees under one of the following four categories: Audit Services, Audit-Related Services, Tax Services and All Other Services. All proposed services are discussed and approved by the Audit Committee. In order to render approval, the Audit Committee has available a schedule of services and fees approved by category for the current year for reference, and specific details are provided. The Audit Committee has delegated pre-approval authority to its chairman for cases where services must be expedited. The Company’s management provides the Audit Committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of additional services anticipated during the year.
All of the services related to fees disclosed above were pre-approved by the Audit Committee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides a description of our executive compensation philosophy, programs and practices, the compensation decisions the Compensation Committee made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the following executives who were our Named Executive Officers ("NEOs") in 2013:

Name	Title
Paul D. Arling	Chairman and Chief Executive Officer
Bryan M. Hackworth	Chief Financial Officer and Senior Vice President
Paul J.M. Bennett	Executive Vice President and Managing Director, Europe
Mark S. Kopaskie	Executive Vice President and General Manager, U.S.
David Chong	Executive Vice President, Asia
Pay for Performance
Our compensation programs and practices are designed to help recruit, retain and motivate key executives to deliver the successful operating, financial, and stockholder value performance expected by our investors.
Performance-Based Compensation
The Compensation Committee believes that our compensation program and practices have been instrumental in supporting achievement of our operating success and performance for stockholders. The program emphasizes annual and long-term performance-based incentives so that the vast majority of our Named Executive Officers' total compensation is tied to the Company's financial and long-term stock price performance.
Mr. Arling received 73% of his total 2013 compensation opportunity in the form of annual and long-term incentives that were tied to the Company's operating results and stock price. The other Named Executive Officers as a group received 62% of their total 2013 compensation opportunity in the same annual and long-term incentives.

The Compensation Committee strongly believes that executive compensation - both pay opportunities and pay actually realized - should be tied to Company performance in two primary ways:

•	the Company's operating and financial performance; and

•	the return to stockholders over time, both on an absolute basis and relative to similar technology companies.

Operating Performance
In a year marked by continued uncertainty in our markets and the global economy, as well as highly competitive pricing of our products in our markets leading to pressures on margins, we consolidated our market position and achieved strong results in key financial metrics that correlate with long-term stockholder value, as reflected in the growth and absolute levels of key results since 2009:

(in millions, except per share amounts and percentages)	2009	2010	2011	2012	2013
Net Sales	$317.5	$331.8	$468.6	$463.1	$529.4
Net Income	$14.7	$15.1	$19.9	$16.6	$23.0
Diluted EPS	$1.05	$1.07	$1.31	$1.10	$1.47
Cash Flow from Operations	$24.0	$38.1	$14.8	$43.5	$30.7
Gross Margin %	32.0%	31.3%	27.8%	28.8%	28.6%
Operating Margin %	6.9%	6.4%	5.7%	5.6%	6.1%
Return on Average Assets	6.5%	5.0%	5.4%	4.4%	5.7%
Since 2009, the Company has generated over $151 million in cash flow from operations.

Key strategic initiatives and related achievements for 2013 are listed below:

Continue to develop industry-leading technologies and products with attractive gross margins in order to improve profitability
Research and development expenditures increased approximately 16% in 2013 compared to 2012 as we continued to develop advanced technologies for existing products as well as new products such as smart devices and game consoles.

Continue to increase our market share in new product categories	Entered into arrangements with smart device and game console manufacturers and OEMs.
Further penetrate the growing Asian and Latin American subscription broadcasting markets	Significantly increased our market share in the Latin American subscription broadcasting market, specifically Brazil.
Acquire new customers in historically strong regions	Increased our market share with existing customers as well as acquired new customers in North America and Europe.
Return to Stockholders
The following chart shows how our total stockholder return compares to S&P Small Cap 600 Index, the Nasdaq Composite Index and a consumer electronics peer index (Dolby Laboratories, DTS, Harman International, Logitech, Rovi, and VOXX International, weighted by 12/31/2008 market capitalization). The companies in the consumer electronics peer index compete in markets similar to those of the Company.
Understanding the Chairman and Chief Executive Officer's Pay
As indicated above, 73% of Mr. Arling's total 2013 compensation was tied to performance in the form of annual cash incentives and long-term equity incentives. Hence, if the Company did not perform well for our stockholders, our Chief Executive Officer's actual compensation would have been significantly lower than his target compensation.
The following chart indicates the relationship between our Chief Executive Officer's target annual total compensation, the actual compensation realized or realizable, and the Company's total stockholder return for the past five years.
Target Compensation with respect to each year reflects salary received, target annual incentive, and the grant value of stock options and restricted stock units ("RSUs"). The stock option and RSU values are as determined for inclusion in the Summary Compensation Table below.

Actual Compensation with respect to each year reflects salary received, actual annual incentive earned, the value at vesting of RSUs granted each year that vested during 2009 to 2013, the value of remaining unvested RSUs granted each year calculated using the Company's year-end 2013 stock price, the value at exercise of stock options granted each year that were exercised during 2009 to 2013, and the realizable value of un-exercised stock options granted each year (both vested and unvested) using the potential gain if exercised at the Company's year-end 2013 stock price.
All Other Compensation is not included in the analysis because it is small in value and does not vary between target and actual compensation.
The Compensation Committee believes that the relationship of our Chief Executive Officer's Actual Compensation to Total Stockholder Return and to Target Compensation demonstrates effective pay for performance in our executive compensation program.
2013 Pay Decisions
The Compensation Committee makes decisions for executive officer base salary and long-term incentive grants in January each year. At that time, final annual incentive awards are also confirmed based on prior year results relative to targets. In consideration of our performance, the Compensation Committee made the following decisions related to compensation for NEOs in 2013:

•	increased base salaries by 3% for our Chief Executive Officer and 9% (on average) for our other Named Executive Officers from 2012 levels;

•
based on Company performance and our incentive plan funding schedule, paid annual incentives to our NEOs at approximately 136% of target (please see the 2013 Performance Incentive Plan calculation chart on page 40);

•
made annual grants of stock options and restricted stock units on February 13, 2013 at grant values that were decreased from 2012 by 13% for Chief Executive Officer and decreased 5% for our other Named Executive Officers (excluding Mr. Chong who was not granted stock options or restricted stock units due to his former position with the Company); and

•	beginning in 2013, discontinued payment of a tax gross-up for the imputed value of Company-paid life insurance.
Say on Pay
At the June 13, 2013 Annual Meeting of Stockholders, 89% of the votes cast were in favor of the advisory vote to approve executive compensation. The Compensation Committee considered this favorable outcome and believes it conveyed our stockholders' support of the Compensation Committee's decisions and our existing executive compensation programs. Consistent with this support, the Compensation Committee decided to retain the core design of our executive compensation programs for the remainder of 2013 and in 2014, as it believes the programs continue to attract, retain and appropriately incent senior management.
We also welcomed input on executive compensation as we interacted with stockholders on a number of matters throughout the year. The Board of Directors and the Compensation Committee duly consider stockholder input as well as the other factors discussed in this Compensation Discussion and Analysis and routinely review our executive compensation programs and practices.

In addition, at the June 9, 2011 Annual Meeting of Stockholders, 55.5% of the votes cast were in favor of holding future advisory votes on executive compensation every year. Accordingly, we will include an advisory vote on executive compensation in our proxy materials every year at least until the next "Say-on-Frequency" vote, which will be no later than our 2017 Annual Meeting of Stockholders.
Summary of Executive Compensation Practices
Below we list executive compensation practices that we have implemented to appropriately structure our executive rewards and practices that we have not implemented because we do not believe they would serve our stockholders' long-term interests.
What We Do

•
Pay for performance by tying the vast majority of our Chief Executive Officer's and other Named Executive Officers' compensation to achievement of annual operating and strategic goals and increases in stockholder value (page 31)

•	Maintain stock ownership guidelines (page 42)

•	Utilize an independent compensation consulting firm which provides no other services to the Company (page 37)

•	Provide reasonable post-employment/change in control provisions (page 45)

•	Prohibit executives from hedging and pledging their ownership of our stock (page 42)

•	Monitor potential risks relating to the Company's compensation policies and practices (page 9)

•	Maintain a clawback policy in the event an executive engages in fraudulent or intentional misconduct (page 44)
What We Don't Do

•	No repricing of underwater options

•	No supplemental retirement benefits for executives

•	No tax gross-ups for executive perquisites
Philosophy and Overview of Our Compensation Program
This section describes our executive compensation philosophy and provides an overview of our compensation program and the rationale for each component of the program.
Philosophy and Objectives
The Compensation Committee believes that stockholder interests are best advanced by attracting and retaining a high-performing management team. To promote this objective, the Compensation Committee was guided by the following underlying principles in developing our executive compensation program:

•
Long-term commitment - The program should be designed to gain a long-term commitment from the proven, accomplished executives that lead our success. Our Named Executive Officers have a combined total of approximately 55 years with the Company, during which they have held different positions and have been promoted to increasing levels of responsibility due to their exceptional contributions.

•	Pay-for-performance - A high proportion of total compensation should be at risk and tied to achievement of annual operating and strategic goals and increases in stockholder value.

•	Stockholder alignment - Long-term incentives should be provided annually in Company equity to encourage executives to plan and act with the perspective of stockholders.

•	Long-term performance orientation - The mix of incentives provided should motivate long-term sustainable growth in the value of Company.

•
Focus on total compensation - Compensation opportunities should be considered in the context of total compensation relative to the pay practices of similar technology companies that compete with us for talent.

The Compensation Committee regularly evaluates the Company's compensation arrangements to assess whether they are appropriately structured to support these objectives and are effective in enabling the Company to attract and retain top talent in key leadership positions.

Program Overview
Our executive compensation program is simple in design and limited in scope. We provide only one low-cost executive benefit and no perquisites to our Named Executive Officers located in the United States. Each program component and the rationale for it are highlighted below.

Element	Role and Purpose
Base salary	Provide competitive foundation for total compensation.
Annual incentives
Motivate and reward achievement of annual financial targets, which drive the valuation of our stock.
Enforce accountability for individual performance through discretionary reductions in awards as deemed appropriate.

Long-term incentives	Align executives with stockholders.
Retirement savings	Permit executives to participate in the Company's 401(k) plan to facilitate retirement saving.
Executive benefits	Provide for executives' families through supplemental life insurance policies.
Foreign benefits
Consistent with competitive practice in the Netherlands, provide Mr. Bennett with a pension, automobile, and reimbursement for representation costs. Consistent with competitive practices in Hong Kong, provide Mr. Chong with an automobile allowance.

How We Make Pay Decisions
This section describes the participants and process for setting executive compensation at the Company.
Role of Executive Officers in Setting Compensation
Each year management and the Board identify operating objectives that we believe need to be achieved for the Company to be successful. These objectives are derived largely from the Company's financial and strategic planning sessions led by the Chief Executive Officer, during which the Company's growth opportunities are analyzed and goals are established for the upcoming year. In addition to financial targets, the goals include qualitative strategic and operational objectives that are aimed at creating long-term stockholder value. Achievement of these objectives is considered in making pay decisions for the Chief Executive Officer and our other executive officers.
The Compensation Committee reviews all elements of compensation for the Chief Executive Officer based upon consideration of his contribution to the development and operating performance of the Company and competitive pay practices. The Committee develops and recommends pay changes for the Chief Executive Officer to the full Board of Directors for their approval. The Committee considers the recommendations of the Chief Executive Officer in establishing compensation for all other Named Executive Officers. Throughout the process, the Committee also considers input from our independent compensation consultant.
Compensation Consultant
The Compensation Committee has the authority to retain compensation consulting firms exclusively to assist it in the evaluation of executive officer and employee compensation and benefit programs. During 2013, the Compensation Committee retained Pay Governance LLC, a nationally-recognized independent compensation consulting firm, to assist in performing its duties. In 2013, Pay Governance LLC advised the Company with respect to compensation trends and best practices, competitive pay levels, stockholder view of compensation practices, and proxy disclosure. While our adviser regularly consults with management in performing work requested by the Compensation Committee, Pay Governance LLC did not perform any separate additional services for management.
The Compensation Committee has determined that Pay Governance LLC is independent and there was no conflict of interest resulting from retaining Pay Governance LLC currently or during 2013. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.

Setting Executive Compensation
In determining base salary, target annual incentives and guidelines for equity awards, the Compensation Committee reviews total compensation using the Named Executive Officers' current level of compensation as the starting point. Decisions to change compensation consider:

•	the scope and complexity of the functions each executive oversees;

•	the contribution of those functions to our overall performance;

•	individual capability and maturity in role;

•	individual performance;

•	role criticality and difficulty to replace the executive; and

•	compensation practices of our peers.
The Chief Executive Officer assesses individual performance of each Named Executive Officer against established goals and expectations using criteria identified by the Compensation Committee. The Chief Executive Officer also provides the Compensation Committee with a self-assessment using the same criteria, including the following:

•	results on key financial metrics;

•	achievement of strategic operating objectives such as mergers and acquisitions, technological innovations, and global expansion;

•	advancement of commercial excellence through new or improved products and services, market leadership, and customer attraction and retention;

•	achieving operational goals in areas such as productivity, efficiency and risk management;

•	improving organizational excellence through employee practices and organization structure; and

•	support of Company values such as integrity and high ethical standards.
The Compensation Committee reviews the Chief Executive Officer's assessments and approves an overall rating for the Chief Executive Officer and each of the other Named Executive Officers. The overall rating indicates the warranted placement of the individual executive in the lower, middle or upper third of the competitive market ranges for base salary, target annual incentive, guideline long-term incentive opportunity, and target total direct compensation (base salary, target annual incentive and guideline long-term equity award value).
Competitive market ranges are based on benchmark pay data for comparable positions. For an individual executive the midpoint of the range is anchored to the market 50th percentile, the low end of the range reflects the market 25th percentile, and the high end of the range reflects the market 75th percentile. This approach to setting pay is consistent with our intent of offering compensation that is contingent on performance and contributions to the Company yet competitive within the marketplace.

2013 Total Direct Compensation Opportunity
Based on the Compensation Committee's review, the 2013 Total Direct Compensation opportunities of our Named Executive Officers were:

Incumbent	Base Salary	Target Annual Incentive %	Target Cash	Long-Term Incentives	Target Total Direct
Paul D. Arling	$565,000	90%	$1,073,500	$1,050,215	$2,123,715
Variance to market median	(2)%		(1)%		2%
Bryan M. Hackworth	$330,000	60%	$528,000	$399,910	$927,910
Variance to market median	(4)%		(6)%		9%
Paul J.M. Bennett (1)	$345,000	60%	$552,000	$419,520	$971,520
Variance to market median	8%		16%		8%
Mark S. Kopaskie	$335,000	60%	$536,000	$439,130	$975,130
Variance to market median	5%		13%		8%
David Chong (2)	$310,000	60%	$496,000	$419,520	$915,520
Variance to market median	(3)%		5%		2%
(1) Paul Bennett's base salary was converted to U.S. Dollars using 1.328 USD/EUR.
(2) David Chong's base salary was converted to U.S. Dollars using 7.756 HKD/USD.
Elements of Executive Compensation
We generally allocate among the principal elements of our total compensation program (base salary, annual performance incentives, and long-term equity awards) based on market practices. This ensures that our compensation program is effective for attracting and retaining key leaders.
Base Salary
We review base salaries annually, and change them from time to time in consideration of performance, increased responsibilities, and internal and external competitiveness. Base salaries of our Names Executive Officers were not changed in 2012. For 2013, the Compensation Committee determined that the following changes were appropriate.

Executive	2013 Salary	2012 Salary	Percent Change
Paul D. Arling	$565,000	$550,000	3%
Bryan M. Hackworth	$330,000	$310,000	6%
Paul J.M. Bennett	€260,000	€255,000	2%
Mark S. Kopaskie	$335,000	$320,000	5%
David Chong (1)	$310,000	$252,990	23%

(1) Mr. Chong served as our Senior Vice President, OEM Global Sales through March 2012. He rejoined the Company on January 1, 2013 as Executive Vice President, Asia. His 2012 salary has been annualized for comparison purposes. Mr. Chong's salary was paid in Hong Kong Dollars in 2013 and was converted into U.S. Dollars using the average rate of 7.756 HKD. His 2012 compensation was paid in Singapore Dollars and was converted into U.S. Dollars using the average rate of 0.7906 USD.
Annual Incentives
Our Named Executive Officers participate in the Universal Electronics Inc. Annual Performance Incentive Plan (the "Performance Incentive Plan"). Within 90 days after the commencement of the year, the Compensation Committee identifies the executive officers who will participate in the Performance Incentive Plan for that year and establishes the annual performance criteria.
In 2013, the following formula was used to calculate the payment that may be awarded to a Named Executive Officer under the Performance Incentive Plan.

Preliminary Annual Incentive = Base Salary x Target Annual Incentive % x Company Performance Factor x Individual Performance Factor
For 2013, the Compensation Committee selected Pro Forma Diluted Earnings Per Share ("EPS") as the appropriate performance measure for the Performance Incentive Plan. Pro Forma Diluted EPS may be found in our press releases and excludes the following items:

•	Amortization expense relating to intangible assets acquired;

•	Depreciation expense relating to the increase in acquired fixed assets from cost to fair market value;

•	Other employee related restructuring costs;

•
One-time costs associated with the settlement of a software audit for infringements and additional tax reserves recorded as a result of a tax audit both relating to years preceding the acquisition of Enson Assets Limited; and

•	The write-down of acquisition-related deferred tax assets resulting from tax law changes in China.
Pro Forma Diluted EPS is a reflection on the operating performance of the Company and directly influences return to stockholders. In addition, management and stockholders use Pro Forma Diluted EPS to value the Company.
Given the challenging economic environment and after taking into consideration actual Pro Forma Diluted EPS for 2012 was $1.55, the Compensation Committee established a Pro Forma Diluted EPS of $1.65 for Performance Incentive Plan funding at target levels for 2013. In the course of determining the EPS target, the Compensation Committee concluded that its achievement was substantially uncertain. Actual 2013 Pro Forma Diluted EPS of $1.84 resulted in funding of 136.2% of target annual incentives under the Performance Incentive Plan.

	Threshold	Target	Maximum	Actual
EPS	$1.56	$1.65	$2.12	$1.84
Percent of Target Funding	50%	100%	200%	136.2%
Paul D. Arling	45%	90%	180%
Bryan M. Hackworth	30%	60%	120%
Paul J.M. Bennett	30%	60%	120%
Mark S. Kopaskie	30%	60%	120%
David Chong	30%	60%	120%
The Compensation Committee also evaluates individual performance in determining the final incentive awards for our Named Executive Officers. In making this evaluation, the Chief Executive Officer provides his assessment of the other Named Executive Officers as input to the Compensation Committee's evaluations. This assessment is described above in "Setting Executive Compensation." As a result of the individual performance evaluations, the final incentive award to one NEO was reduced, to two NEOs were increased, and to two NEOs were essentially unchanged.
The 2013 Performance Incentive Plan award calculations for our Named Executive Officers are indicated in the following table:

Executive	Base Salary	Target Annual Incentive %	Target Annual Incentive	Company Performance Factor	Individual Performance Rating	Annual Incentive Award
Paul D. Arling	$565,000	90%	$508,500	136.2%	99.9%	$692,000
Bryan M. Hackworth	$330,000	60%	$198,000	136.2%	100.1%	$270,000
Paul J.M. Bennett	$345,000	60%	$207,000	136.2%	79.8%	$225,000
Mark S. Kopaskie	$335,000	60%	$201,000	136.2%	113.2%	$310,000
David Chong	$310,000	60%	$186,000	136.2%	104.6%	$265,000
Long-Term Incentives
The Compensation Committee sets guideline award levels for long-term equity compensation for participating executives including our Named Executive Officers. The 2013 guidelines were expressed as grant values and were informed by a survey of our Peer Group's pay practices. The guidelines were established to generally reflect the median grant values of our Peer Group.

Each executive's actual grant value of long-term equity compensation relative to the guideline value is individually determined at the discretion of the Compensation Committee, after considering:

•	the executive's skills, experience, long-term contributions, and potential; and

•	individual and Company performance in the prior year.
Existing stock ownership levels are not a factor in award determination, as we do not want to discourage executives from holding our stock beyond the level of the established stock ownership guidelines.
The Company uses a mix of stock options and restricted stock units when making annual long-term equity awards. Once the value of the long-term equity compensation award is determined, the Compensation Committee grants approximately 50% of this value in stock options and 50% in restricted stock units. The Compensation Committee believes this mix of equity vehicles strikes an appropriate balance between rewarding increases in the market value of our Common Stock (stock options) and motivating retention with the Company (restricted stock units). In addition, restricted stock units provide executives the benefits of stock price increases while still carrying the risks that other stockholders assume for stock price declines.
The grant price of stock options and restricted stock units granted to our employees under our stock incentive plans is the average of the high and low trades of our stock on the grant date. The grant price of our 2013 equity grants was $19.245 and the stock option Black-Scholes fair value was $9.08. We prohibit the re-pricing or backdating of stock options. Due to rounding in the number of shares granted, the amounts reported in the Summary Compensation Table may not reflect the exact same proportion of stock options and restricted stock units.
Our 2013 equity awards are indicated in the table below:

	Target Grant Value	Restricted Stock Units (Rounded)	Stock Options (Rounded)	Final Award Value
Executive				Restricted Stock Units	Stock Options	Actual Grant Value
Paul D. Arling	$1,050,000	27,300	57,800	$525,390	$524,825	$1,050,215
Bryan M. Hackworth	$400,000	10,400	22,000	$200,150	$199,760	$399,910
Paul J.M. Bennett	$420,000	10,900	23,100	$209,770	$209,750	$419,520
Mark S. Kopaskie	$440,000	11,400	24,200	$219,395	$219,735	$439,130
David Chong	$420,000	10,900	23,100	$209,770	$209,750	$419,520
Stock Option Features. Our stock options have a maximum ten-year term. Our 2013 stock option awards granted to our Named Executive Officers become exercisable in equal installments each quarter over three years with the first vest occurring on May 13, 2013. We believe that this vesting schedule aids us in retaining executives and motivating long-term performance. Under the terms of our stock incentive plans, unvested stock options are forfeited if the executive voluntarily leaves the Company.
Restricted Stock Features. We determine the vesting schedule of each award after considering our performance, alignment, and retention objectives, as well as the financial impact of the award. Our 2013 restricted stock units granted to our Named Executive Officers vest in equal installments each quarter over three years with the first vest occurring on May 13, 2013. Under the terms of our stock incentive plans, unvested restricted stock units are forfeited if the executive voluntarily leaves the Company.
Other Compensation
We provide our executives who reside in the United States, including the Named Executive Officers, only one benefit beyond those in which all full-time employees in the United States participate. We believe this approach is reasonable and consistent with our overall executive compensation philosophy that emphasizes pay for performance.
Executives receive imputed income for company-paid life insurance policies above IRS limits for non-taxation. In 2013, the Company discontinued its policy of providing an associated tax gross-up on the premiums paid on behalf of the Named Executive Officers for their life insurance policies.

Executive Officer Stock Ownership Guidelines
The Company maintains stock ownership guidelines for our executive officers, including the Named Executive Officers. These guidelines are designed to align the executives' long-term financial interests with those of stockholders. The ownership guidelines are as follows:

Position	Value of Common Stock to be Owned
Chief Executive Officer	Four times base salary
Other Named Executive Officers	One times base salary
For the purposes of meeting this minimum stock ownership requirement, each equivalent share of common stock held under our benefit plans and each share of time-based restricted stock is considered as a share of common stock. Stock options and shares of unissued performance-based restricted stock are not considered towards meeting this requirement.
The Compensation Committee reviews ownership levels of our Named Executive Officers annually. The requirements for our Named Executive Officers, as well as their actual ownership levels at December 31, 2013, are set forth in the table below. All Named Executive Officers have met the required guidelines.

$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
Mr. Arling
Average of Four Other Named Executives Officers
Actual Ownership
Minimum Ownership Requirement

Under our long-standing insider trading policy, our directors and executives are prohibited from trading in puts, calls, options or similar securities or engaging in short sales of our stock. As part of the Dodd-Frank Act, the SEC is scheduled to issue rules requiring disclosure in proxy materials of whether employees and directors are permitted to purchase financial instruments designed to hedge or offset a market value decrease of equity securities granted to them as compensation or otherwise held by them. We intend to continue to monitor the SEC rulemaking and revise our insider trading policy as appropriate.
Peer Group
The Compensation Committee believes that it is appropriate to offer competitive total compensation packages to our executive officers in order to attract and retain top executive talent. The compensation Peer Group allows the Compensation Committee to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee utilizes this information to establish pay ranges for our Named Executive Officers and each individual's pay is targeted within those market-based pay ranges in consideration of a range of factors as described earlier in this disclosure.
The Compensation Committee reviews and approves the Peer Group each year. The 2013 peer group consists of the same 17 companies as previously included in the 2012 peer group.

The Compensation Committee believes that these companies are an appropriate peer group for comparison, as well as a group that is large and diverse enough so that any one company does not alter the overall analysis.

Universal Electronics 2013 Executive Compensation Peer Group

Electronic Equipment & Instruments	Electronic Manufacturing Services	Electronic Components/ Household Appliances
Coherent Inc.	CTS Corporation	iRobot Corporation
FARO Technologies Inc.	KEMET Corp.	Littelfuse Inc.
GSI Group Inc.	Measurement Specialities Inc.	Rogers Corporation
MTS Systems Corp.	Methode Electronics, Inc.
Newport Corp.	Multi-Fineline Electronix Inc.
OSI Systems, Inc.	RadiSys Corporation
RealD Inc.
Rofin-Sinar Technologies Inc.
The 17 companies in the Peer Group generally had 2013 revenue, market capitalization and total enterprise value (as of December 31, 2013) in a relevant range around those of the Company as set forth below.

(in millions)
Company	Revenue	Market Capitalization	Industry
OSI Systems, Inc.	$869	$1,065	Electronic Equipment and Instruments
KEMET Corp.	$836	$254	Electronic Manufacturing Services
Coherent Inc.	$820	$1,846	Electronic Equipment and Instruments
Littelfuse Inc.	$758	$2,082	Electronic Components
Multi-Fineline Electronix Inc.	$710	$335	Electronic Manufacturing Services
Methode Electronics, Inc.	$630	$1,278	Electronic Manufacturing Services
MTS Systems Corp.	$565	$1,090	Electronic Equipment and Instruments
Newport Corp.	$560	$707	Electronic Equipment and Instruments
Rofin-Sinar Technologies Inc.	$539	$760	Electronic Equipment and Instruments
Rogers Corporation	$537	$1,090	Electronic Components
Universal Electronics Inc.	$529	$593	Consumer Electronics
iRobot Corporation	$487	$1,004	Household Appliances
CTS Corporation	$409	$671	Electronic Manufacturing Services
Measurement Specialties Inc.	$397	$963	Electronic Manufacturing Services
GSI Group Inc.	$342	$382	Electronic Equipment and Instruments
FARO Technologies Inc.	$292	$998	Electronic Equipment and Instruments
RadiSys Corporation	$238	$67	Electronic Manufacturing Services
RealD Inc.	$204	$426	Electronic Equipment and Instruments
Peer Group Median	$539	$963
Data source: Standard & Poors Capital IQ.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a Company's Chief Executive Officer or certain other highly compensated executive officers. This limitation does not apply to compensation that meets the requirements under the Code for "qualifying performance-based" compensation.
We may from time to time pay or award compensation to our executive officers that may not be deductible. Furthermore, because of the ambiguities and uncertainties as to the application and interpretation of the Code and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts in this area, that compensation intended by us to satisfy the requirements for deductibility under the Code does in fact do so. Deductible compensation for Mr. Arling for 2013 was limited. Deductible compensation for the other four Named Executive Officers for 2013 was not limited. The Compensation Committee does not believe that the Code will limit the deductibility of compensation expected to be paid by the Company during 2014 to the other four Named Executive Officers; however, in the event Mr. Arling receives compensation related to stock option exercises and restricted stock during 2014, some of his compensation may not be deductible under Section 162(m).
Potential Impact on Compensation from Executive Misconduct
If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoer as appropriate. Discipline may vary depending on the facts and circumstances, and may include, without limit, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company's financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
Compensation Agreements
Paul D. Arling
On April 23, 2003, the Company and Mr. Arling entered into an employment agreement with a three-year term that, unless terminated by either party in accordance with the terms of the agreement, automatically renews for successive one-year terms. In October 2005, the parties agreed to extend the expiration date of this employment agreement to April 30, 2009. In February 2008, the parties agreed to extend the expiration date of this employment agreement, to April 30, 2011. As a result of the renewal feature of this agreement, Mr. Arling's employment agreement was allowed to renew and is presently set to expire on April 30, 2015.
This agreement requires that, during its term, Mr. Arling must (i) devote his full working time and energy to us, (ii) refrain from disclosing and/or using any of our trade secrets and proprietary information, and (iii) during the term of the agreement and for a period of two years thereafter, refrain from soliciting certain of our large customers or any key employees. The agreement also provides Mr. Arling the opportunity to receive increases (but not decreases) in his annual salary as determined and set by the Compensation Committee in accordance with plans and policies established by that committee.
If, during the term of the agreement, Mr. Arling should resign for "good reason" (as defined in the agreement), Mr. Arling will receive salary, bonus, other incentive compensation and perquisites, and may continue to participate in our benefit plans, for an eighteen-month period following such resignation or twenty-four months if such resignation is due to a "Change in Control," as defined in the agreement (see "Potential Payments upon Termination or Change in Control" below).
Paul J.M. Bennett
On June 16, 1996, our subsidiary, Universal Electronics B.V., entered into an employment agreement with Mr. Bennett. We believe that the agreement contains terms and provisions that are typical of these types of agreements in the Netherlands. Mr. Bennett has also received a salary continuation agreement from us (see "Salary Continuation Agreements" below).
Salary Continuation Agreements
Messrs. Hackworth, Bennett and Kopaskie and certain other officers have salary continuation agreements ("SCA"). For Mr. Bennett, the SCA was entered into in February 1999, for Mr. Kopaskie, September 2006, and for Mr. Hackworth, December 2006. The SCAs were entered into as part of an employment hiring and retention practice. There have been no SCAs entered into since 2010 and the Company no longer offers SCAs to its employees. Each SCA represents a binding obligation of the Company that takes effect upon the occurrence of a "Change in Control." When effective, each SCA operates as an employment agreement providing for a term of employment with us for a period ranging from twelve to eighteen months (twenty-four to thirty-six months in the event of a hostile acquisition). In addition, each SCA provides that the executive or other officer receive increases in salary and bonuses during the term of the SCA in accordance with our standard policies and practices; however, in no event would this base salary and bonus be less than the base salary and bonus the executive or other officer received in the year immediately preceding the effective date of the SCA. Furthermore, each SCA provides that the executive or other officer be entitled to receive stock option grants and to otherwise participate in our incentive compensation and benefits plans and other customary benefit programs in effect from time to time, but in no event would such participation be less than that provided to the executive or other officer immediately prior to the effective date of the SCA.

Under each SCA, if we terminate the executive or other officer's employment for reasons other than the executive's or other officer's death or disability or "for cause" (as defined in each SCA) or if the executive or other officer resigns for "good reason" (as defined in each SCA which includes resignation in connection with a "Change in Control"), the executive or other officer would receive, in one lump sum, an amount equal to salary, bonus and other incentive compensation. In addition, the executive or other officer may continue all health, disability and life insurance benefits. Included in other incentive compensation is the cash value of all stock-based compensation held by the executive or other officer including any unvested stock-based compensation which, under the terms of the stock-based compensation agreements, would become fully vested on the date of the executive's or other officer's termination or resignation. The executive or officer would be eligible for these benefits under the SCA for periods ranging from twelve to eighteen months (twenty-four to thirty-six months in the event of a hostile acquisition) following such termination or resignation.
Potential Payments upon Termination or Change in Control
Severance Plan for Executive Officers
Except for the severance benefits provided to Mr. Arling as part of his employment agreement, we do not have a written severance benefits program for our Named Executive Officers. However, in the past we have provided severance packages to certain executives and in the future we will continue to provide such benefits if we determine they are in the best interest of the Company and our stockholders.
Definitions of Termination Scenarios
"For Cause" Termination - Generally speaking, "cause" is defined as (i) the willful and continued failure by the executive to substantially perform his or her duties after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it is believed that the executive has not substantially performed his duties; (ii) the willful engaging by the executive in gross misconduct materially and demonstrably injurious to the property or business of the Company; or (iii) the executive's commission of fraud, misappropriation or a felony.
 "Constructive Termination" - In general, "constructive termination" occurs on that date on which the executive resigns from employment with the Company, if such resignation occurs within eighteen months after the occurrence of (i) the failure of the executive to be elected or re-elected or appointed or reappointed to such office that the executive holds (other than as a result of a termination for "cause") if the executive is an officer of the Company and the office which the executive holds is one to which they are elected according to the Company's By-laws; (ii) a change in the executive's functions, duties, or responsibilities such that the executive's position with the Company becomes substantially less in responsibility, importance, or scope; or (iii) a "Change in Control."
"Change in Control" - A "Change in Control" occurs when (i) anyone acquires 20% or more of the total voting power of the outstanding securities of the Company which are entitled to vote in the election of directors; (ii) a majority of our directors is replaced, other than by those approved by existing directors; (iii) a merger occurs where the voting stock of the Company outstanding immediately prior to the merger does not continue to represent at least 80% of the total voting power immediately after the merger; or (iv) the Company is dissolved or liquidated.
"Good Reason" - For Mr. Arling, a termination for "good reason" is defined in his employment agreement and includes his resignation as a result of one of the following:

•	the attempted discontinuance or reduction in his "base cash salary";

•
the attempted discontinuance or reduction in his bonuses and/or incentive compensation award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company's policy applied equally to all executive employees of the Company;

•
the attempted discontinuance or reduction in his stock option and/or stock award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company's policy applied equally to all executive employees of the Company;

•	the attempted discontinuance or reduction in his perquisites from those historically provided during his employment with the Company and generally applicable to executive employees of the Company;

•	his relocation to an office (other than the Company's headquarters) located more than fifty miles from his current office location;

•	the significant reduction in his responsibilities and status within the Company or a change in his titles or positions;

•
the attempted discontinuance of his participation in any benefit plans maintained by the Company unless the plans are discontinued by reason of law or loss of tax deductibility to the Company with respect to the contributions to or payments under the plans, or are discontinued as a matter of the Company's policy applied equally to all participants;

•	the attempted reduction of his paid vacation to less than that provided in his agreement;

•
the failure by the Company to obtain an assumption of Company's obligations under his agreement by any assignee of or successor to the Company, regardless of whether the entity becomes a successor to the Company as a result of merger, consolidation, sale of assets of the Company or other form of reorganization; or

•	the occurrence of a "Change in Control."
For Messrs. Hackworth, Bennett and Kopaskie, the term "Good Reason" is defined in the SCA's as (i) a significant change in the nature or scope or the location for the exercise or performance of the Executive's authority or duties from those referred to in the SCA, a reduction in total compensation, compensation plans, benefits or perquisites from those provided in the SCA, or the breach by the Corporation of any other provision of the SCA; or (ii) a reasonable determination by the Executive that, as a result of a Change in Control and a change in circumstances thereafter significantly affecting the Executive's position, the Executive is unable to exercise the authorities, power, function or duties attached to the Executive's position and contemplated by the SCA.
Stock Option and RSU Acceleration
In the event that an executive's employment with the Company is terminated without cause or in the event of constructive termination, the executive will become immediately fully vested in his equity incentive compensation grants, to the extent not previously vested.
Tax Gross-Up
In the event it is determined that any compensation payment or distribution as the result of a change in control would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to the excise tax (together the "excise tax"), the Company will pay to the participant an additional payment (a "gross-up payment") in an amount such that after payment by the participant of all taxes, including any excise tax imposed on any gross-up payment, the participant retains an amount of the gross-up payment equal to the excise tax imposed upon the payment.
Compensation Upon Termination
The amounts in the following table assume that the Named Executive Officers terminated employment effective December 31, 2013. The closing price of UEIC common stock was $38.11 on that date. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from our 401(k) Plan, the payment of accrued vacation, and payments, if any, provided as additional severance.

(In thousands)
Name	Months of payment	Termination Scenario	Total ($)	Salary ($)	Bonus ($)	Other ($)	Aggregate Value of Vested Stock Options ($)	Aggregate Value of Unvested Stock Options ($)	Aggregate Value of Vested Restricted Stock ($)	Aggregate Value of Unvested Restricted Stock ($)	Tax Gross-Up ($)
Paul D. Arling	18	Without Cause	6,874	848	1,038	35	2,302	1,222	—	1,429	—
	18	Good Reason	6,874	848	1,038	35	2,302	1,222	—	1,429	—
	24	Change in Control	7,513	1,130	1,384	46	2,302	1,222	—	1,429	—
	24	Hostile Acquisition	7,513	1,130	1,384	46	2,302	1,222	—	1,429	—
Bryan M. Hackworth	—	Without Cause	1,504	—	—	—	457	516	—	531	—
	—	Good Reason	1,504	—	—	—	457	516	—	531	—
	12	Change in Control	2,114	330	270	10	457	516	—	531	—
	24	Hostile Acquisition	2,724	660	540	20	457	516	—	531	—
Paul J.M. Bennett	—	Without Cause	2,861	—	—	—	1,773	537	—	551	—
	—	Good Reason	2,861	—	—	—	1,773	537	—	551	—
	18	Change in Control	3,819	518	338	102	1,773	537	—	551	—
	36	Hostile Acquisition	4,775	1,035	675	204	1,773	537	—	551	—
Mark S. Kopaskie	—	Without Cause	1,503	—	—	—	364	562	—	577	—
	—	Good Reason	1,503	—	—	—	364	562	—	577	—
	18	Change in Control	2,492	503	465	21	364	562	—	577	—
	36	Hostile Acquisition	3,480	1,005	930	42	364	562	—	577	—
David Chong	—	Without Cause	638	—	—	—	—	327	—	311	—
	—	Good Reason	638	—	—	—	—	327	—	311	—
	—	Change in Control	638	—	—	—	—	327	—	311	—
	—	Hostile Acquisition	638	—	—	—	—	327	—	311	—
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis should be included in our Annual Report on Form 10-K for 2013 and in our 2014 Proxy Statement. This report is provided by the following independent directors, who comprise the committee:
J.C. Sparkman (Chairman)
Satjiv S. Chahil
Gregory P. Stapleton

Summary Compensation Table

Name and Principal Position	Year ($)	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation(4) ($)	Total ($)
Paul D. Arling,	2013	565,000	—	525,390	524,825	692,000	22,525	2,329,740
Chairman of the Board and	2012	550,000	—	600,540	600,230	265,000	29,075	2,044,845
Chief Executive Officer	2011	550,000	—	549,900	550,040	—	30,000	1,679,940
Bryan M. Hackworth,	2013	330,000	—	200,150	199,760	270,000	10,395	1,010,305
Chief Financial Officer and	2012	310,000	—	214,910	215,200	93,000	11,380	844,490
Senior Vice President	2011	310,000	—	190,130	190,290	—	12,365	702,785
Paul J.M. Bennett(5),	2013	345,000	—	209,770	209,750	225,000	67,965	1,057,485
Executive Vice President and	2012	328,000	—	220,940	220,020	120,000	51,295	940,255
Managing Director, Europe	2011	355,000	—	190,130	190,290	—	55,190	790,610
Mark S. Kopaskie,	2013	335,000	—	219,395	219,735	310,000	13,875	1,098,005
Executive Vice President and	2012	320,000	—	230,980	229,670	120,000	19,335	919,985
General Manager, U.S.	2011	320,000	—	198,900	200,020	—	20,615	739,535
David Chong(6),	2013	310,000	—	209,770	209,750	265,000	106,265	1,100,785
Executive Vice President, Asia	2012	69,330	—	—	—	—	45,835	115,165
	2011	254,655	—	49,080	—	—	174,075	477,810

(1)
This column represents the total grant date fair value of restricted stock awards granted during 2013, 2012 and 2011. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC.

(2)
This column represents the total grant date fair value of stock options granted during 2013, 2012 and 2011. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC.

(3)	This column represents cash amounts earned under the Company's Performance Incentive Plan.

(4)	See the "All Other Compensation Table" below for additional information.

(5)	Mr. Bennett’s salary and other compensation is paid in Euros and was converted into U.S. Dollars using the average rate of 1.328 USD, 1.286 USD, and 1.392 USD for 2013, 2012, and 2011, respectively.

(6)
Mr. Chong served as our Senior Vice President, OEM Global Sales through March 2012. He rejoined the Company on January 1, 2013 as Executive Vice President, Asia. Mr. Chong's salary and other compensation was paid in Hong Kong Dollars in 2013 and was converted into U.S. Dollars using the average rate of 7.756 HKD. His 2012 and 2011 salary and other compensation was paid in Singapore Dollars and was converted into U.S. Dollars using the average rate of 0.7906 USD and 0.7958 USD, respectively.

All Other Compensation Table
The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name of Executive	Year	Premiums for Life Insurance(1) ($)	Tax Payments(2) ($)	Contributions to Defined Contribution Plan ($)	Leased Vehicle ($)	Other Benefits ($)	Total All Other Compensation ($)
Paul D. Arling	2013	13,775	—	8,750	—	—	22,525
	2012	13,774	6,801	8,500	—	—	29,075
	2011	13,774	7,976	8,250	—	—	30,000
Bryan M. Hackworth	2013	2,605	—	7,790	—	—	10,395
	2012	2,606	1,285	7,489	—	—	11,380
	2011	2,600	1,515	8,250	—	—	12,365
Paul J.M. Bennett(3)	2013	—	—	12,655	31,870	23,440	67,965
	2012	—	—	12,254	35,890	3,151	51,295
	2011	—	—	13,265	38,515	3,410	55,190
Mark S. Kopaskie	2013	6,085	—	7,790	—	—	13,875
	2012	6,088	3,007	10,240	—	—	19,335
	2011	6,088	3,527	11,000	—	—	20,615
David Chong(4)	2013	—	—	—	6,340	99,925	106,265
	2012	—	—	3,735	5,930	36,170	45,835
	2011	—	—	6,955	23,875	143,245	174,075

(1)
This column represents taxable payments made for life insurance premiums for the Named Executive Officers. As of December 31, 2013, 2012 and 2011, the aggregate face value of the insurance policies for the Named Executive Officers was $3,100,000.

(2)
This column represents taxes reimbursed to the Named Executive Officers resulting from the premiums we paid on their life insurance policies mentioned in note 1 above. Beginning in 2013, we no longer reimbursed the Named Executive Officers for these taxes.

(3)	Mr. Bennett’s compensation is paid in Euros and was converted into U.S. Dollars using the average rate of 1.328 USD, 1.286 USD, and 1.392 USD for 2013, 2012, and 2011, respectively.

(4)
Mr. Chong served as our Senior Vice President, OEM Global Sales through March 2012. He rejoined the Company on January 1, 2013 as Executive Vice President, Asia. Mr. Chong's compensation was paid in Hong Kong Dollars in 2013 and was converted into U.S. Dollars using the average rate of 7.756 HKD. His 2012 and 2011 compensation was paid in Singapore Dollars and was converted into U.S. Dollars using the average rate of 0.7906 USD and 0.7958 USD, respectively. Mr. Chong's other benefits in 2013 were comprised of a one-time relocation allowance. His other benefits in 2012 and 2011 were comprised of housing and schooling allowances.

Grants of Plan-Based Awards in Fiscal 2013
The following table provides information about restricted stock awards and stock options granted to our Named Executive Officers during 2013.

Name of Executive	Stock Incentive Plan	Grant Date (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Option Exercise or Base Price of Option Awards(2) ($/Share)	Closing Market Price on Option Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Paul D. Arling	2010	2/13/2013	27,300				525,390
	2003	2/13/2013		11,500	19.245	19.24	104,420
	2006	2/13/2013		22,660	19.245	19.24	205,755
	2010	2/13/2013		23,640	19.245	19.24	214,650
Bryan M. Hackworth	2010	2/13/2013	10,400				200,150
	2010	2/13/2013		22,000	19.245	19.24	199,760
Paul J.M. Bennett	2010	2/13/2013	10,900				209,770
	2010	2/13/2013		23,100	19.245	19.24	209,750
Mark S. Kopaskie	2010	2/13/2013	11,400				219,395
	2010	2/13/2013		24,200	19.245	19.24	219,735
David Chong	2010	2/13/2013	10,900				209,770
	2010	2/13/2013		23,100	19.245	19.24	209,750

(1)	The restricted stock and stock option awards granted on February 13, 2013 are subject to a 3-year vesting period (8.33% each quarter).

(2)	The option exercise price is based upon the average of the high and low trades on the grant date.

Outstanding Equity Awards at Fiscal 2013 Year-End
The following table provides information on the stock options and restricted stock awards held by the Named Executive Officers at December 31, 2013:

	Option Awards					Stock Awards
Name of Executive	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price (2) ($)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (4) (#)	Market Value of Shares or Units of Stock That Have Not Vested (5) ($)
Paul D. Arling	31,302	—		16.25	3/10/2019	1,425	54,307
	34,283	3,117	*	24.91	1/25/2020	3,132	119,361
	32,999	6,601	**	29.25	4/6/2021	12,456	474,698
	36,283	25,917	***	20.085	2/8/2022	20,475	780,302
	14,450	43,350	****	19.245	2/13/2023
Bryan M. Hackworth	1,325	1,325	*	24.91	1/25/2020	600	22,866
	11,416	2,284	**	29.25	4/6/2021	1,082	41,235
	13,008	9,292	***	20.085	2/8/2022	4,456	169,818
	5,500	16,500	****	19.245	2/13/2023	7,799	297,220
Paul J.M. Bennett	15,000	—		17.585	1/21/2015	633	24,124
	37,200	—		16.25	3/10/2019	1,082	41,235
	15,308	1,392	*	24.91	1/25/2020	4,581	174,582
	11,416	2,284	**	29.25	4/6/2021	8,173	311,473
	13,300	9,500	***	20.085	2/8/2022
	5,775	17,325	****	19.245	2/13/2023
Mark S. Kopaskie	—	1,467	*	24.91	1/25/2020	666	25,381
	—	2,400	**	29.25	4/6/2021	1,132	43,141
	13,883	9,917	***	20.085	2/8/2022	4,790	182,547
	6,050	18,150	****	19.245	2/13/2023	8,550	325,841
David Chong	—	17,325	****	19.245	2/13/2023	8,173	311,473

(1)
The stock options marked with a (*) vest at a rate of 8.33% per quarter beginning on 4/25/2011 with full vesting on the fourth anniversary of the date of grant. The stock options marked with a (**) vest at a rate of 8.33% per quarter beginning on 7/6/2011 with full vesting on the third anniversary of the date of grant. The stock options marked with a (***) vest at a rate of 8.33% per quarter beginning on 5/8/2012 with full vesting on the third anniversary of the date of grant. The stock options marked with a (****) vest at a rate of 8.33% per quarter beginning on 5/13/2013 with full vesting on the third anniversary of the date of grant.

(2)	The option exercise prices are based upon the average of the high and low trades on the grant dates.

(3)	Stock options granted by us have a ten-year term.

(4)	The unvested restricted stock awards will vest as follows:

•	Mr. Arling: 23,622 shares during 2014, 11,591 shares during 2015, and 2,275 shares during 2016.

•	Mr. Hackworth: 8,715 shares during 2014, 4,356 shares during 2015, and 866 shares during 2016.

•	Mr. Bennett: 9,013 shares during 2014, 4,548 shares during 2015, and 908 shares during 2016.

•	Mr. Kopaskie: 9,430 shares during 2014, 4,758 shares during 2015, and 950 shares during 2016.

•	Mr. Chong: 3,633 shares during 2014, 3,632 shares during 2015, and 908 shares during 2016.
Please see "Compensation Discussion and Analysis" under the heading "Long-Term Incentives" for further information related to our restricted stock awards.

(5)	The market value of unvested restricted stock awards is calculated based on the $38.11 closing price of UEIC common stock on December 31, 2013.

Option Exercises and Stock Vested
The following table provides information about options exercised and stock vested for the Named Executive Officers during the year ended December 31, 2013:

	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Paul D. Arling	198,398	3,127,120	29,709	837,995
Bryan M. Hackworth	51,150	598,610	11,103	313,620
Paul J.M. Bennett	37,811	312,730	11,602	327,075
Mark S. Kopaskie	70,333	655,470	12,122	341,885
David Chong	5,775	106,135	2,727	86,675

(1)	Represents the amounts realized based upon the difference between the market price of UEIC stock on the date of exercise and the exercise price.

(2)	Represents the amounts realized based on the fair market value of UEIC stock on the vesting date, which is defined as the average of the high and low trades on that date.
RELATED PERSONS TRANSACTIONS
Review and Approval of Related Person Transactions
We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The legal staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and then determine, based on facts and circumstances, whether the Company or related person has a direct or indirect material interest in the transaction. As required by SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the proxy statement.
We purchase certain printed circuit board assemblies from a related party vendor. The vendor is considered a related party because our Senior Vice President of Manufacturing owns 40% of this vendor. Our purchases from this vendor for the year ended December 31, 2013 totaled approximately $9.8 million, or 3.5% of total inventory purchases. Our purchases from this vendor for the year ended December 31, 2012 totaled $8.8 million, or 3.8% of total inventory purchases. Payable amounts outstanding to this vendor were approximately $2.4 million and $1.8 million on December 31, 2013 and 2012, respectively. Our payable terms and pricing with this vendor are consistent with the terms offered by other vendors in the ordinary course of business. The accounting policies that we apply to our transactions with our related party are consistent with those applied in transactions with independent third parties. Corporate management routinely monitors purchases from our related party vendor to ensure these purchases remain consistent with our business objectives.

Stock Ownership by Directors, Executive Officers and Other Beneficial Owners
Our Common Stock is our only outstanding class of equity securities. Ownership as of April 1, 2014 of our Common Stock by each director/nominee, each of the Named Executive Officers, and by all our directors and executive officers as a group, and any person we know to be the beneficial holder of more than five percent of our Common Stock, is as follows:

Name and Address(1)	Shares of Common Stock Beneficially Owned as of April 1, 2014		% of Shares Issued as of April 1, 2014
Directors and Nominees:
Paul D. Arling	292,350	(2)	1.82%
Satjiv S. Chahil	90,061	(3)	*
William C. Mulligan	36,316	(4)	*
J.C. Sparkman	62,617	(5)	*
Gregory P. Stapleton	36,626	(6)	*
Carl E. Vogel	42,083	(7)	*
Edward K. Zinser	30,188	(8)	*
Non-Director Named Executive Officers:
Bryan M. Hackworth	66,097	(9)	*
Paul J.M. Bennett	129,869	(10)	*
Mark S. Kopaskie	18,651	(11)	*
David Chong	9,478	(12)	*
All Directors and Named Executive Officers as a Group (11 persons):	814,336		4.99%
Beneficial Owners of More than 5% of the Outstanding Company Stock:
Eagle Asset Management, Inc.	3,091,943	(13)	19.44%
RBC Global Asset Management (U.S.) Inc.	1,614,766	(14)	10.15%
BlackRock, Inc.	1,424,111	(15)	8.95%

*	Less than one percent.

(1)
The address for each Director/Nominee and each Non-Director Named Executive Officer listed in this table is c/o Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707. To the knowledge of the Company, each stockholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that stockholder unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable.

(2)
Includes 145,431 shares subject to options exercisable and 6,332 shares subject to restricted stock vesting within 60 days. Also includes 1,000 shares held by Mr. Arling’s wife as to which Mr. Arling disclaims beneficial ownership.

(3)	Includes 20,000 shares subject to options exercisable within 60 days.

(4)	Includes 20,000 shares subject to options exercisable within 60 days.

(5)	Includes 20,000 shares subject to options exercisable within 60 days.

(6)	Includes 20,000 shares subject to options exercisable within 60 days.

(7)
Includes 20,000 shares subject to options exercisable within 60 days. Also includes 14,583 shares held by the Vogel Family 2012 Irrevocable Trust of which Mr. Vogel's wife is the trustee. Mr. Vogel disclaims beneficial ownership of the shares held by the Vogel Family 2012 Irrevocable Trust.

(8)	Includes 20,000 shares subject to options exercisable within 60 days.

(9)	Includes 42,241 shares subject to options exercisable and 2,299 shares subject to restricted stock vesting within 60 days.

(10)	Includes 72,125 shares subject to options exercisable and 2,365 shares subject to restricted stock vesting within 60 days.

(11)	Includes 5,201 shares subject to options exercisable and 2,474 shares subject to restricted stock vesting within 60 days.

(12)	Includes 3,850 shares subject to options exercisable and 908 shares subject to restricted stock vesting within 60 days.

(13)
As reported on Schedule 13G/A as filed on February 7, 2014 with the Securities and Exchange Commission by Eagle Asset Management, Inc., an investment advisor company, with its principal business office at 880 Carillon Parkway, St. Petersburg, FL 33716.

(14)
As reported on Schedule 13G/A as filed on February 10, 2014 with the Securities and Exchange Commission by RBC Global Asset Management (U.S.) Inc., an investment advisor company, with its principal business office at 100 South Fifth Street, Suite 2300, Minneapolis, MN 55402.

(15)
As reported on Schedule 13G/A as filed on January 31, 2014 with the Securities and Exchange Commission by BlackRock, Inc., an investment advisor company, with its principal business office at 40 East 52nd Street, New York, NY 10022.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires any person who is a director or officer of Universal Electronics Inc., or the beneficial owner of more than ten percent of any class of our registered class equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the NASDAQ Stock Market. Such persons are further required to furnish us with copies of all such forms they file. Based solely on our review of the copies of such forms filed, we have determined that all of the documents required to be filed pursuant to Section 16(a) have been filed. During the first half of 2013, a systemic change in the processing and filing of these forms was made to ensure the timely filing of all such reports. These changes included, creating a process and procedures manual outlining the process by which information is gathered and forms are prepared, reviewed and filed, training additional staff members within our Company to perform the tasks associated with the filing of these reports, and conducting periodic training of such staff members. As these changes were being implemented, delays in filing these reports occurred, including six Form 4s being late filed for Mr. Arling including four restricted stock vests (four transactions) and four stock option exercises (twelve transactions); five Form 4s being late filed for Mr. Bennett, including four restricted stock vests (four transactions) and one stock option exercise (three transactions); five Form 4s being late filed for Mr. Hackworth, including four restricted stock vests (four transactions) and two stock option exercises (six transactions); five Form 4s being late filed for Mr. Kopaskie, including four restricted stock vests (four transactions) and five stock option exercises (fifteen transactions); four Form 4s being late filed for Mr. Firehammer, including four restricted stock vests (four transactions) and one sale of stock (one transaction); one Form 4 being late filed for Mr. Chahil for a restricted stock vest (one transaction); two Form 4s being late filed for Mr. Mulligan for a restricted stock vest (one transaction) and a sale of stock (one transaction); one Form 4 being late filed for Mr. Sparkman for a restricted stock vest (one transaction); one Form 4 being late filed for Mr. Stapleton for a restricted stock vest (one transaction); one Form 4 being late filed for Mr. Vogel for a restricted stock vest (one transaction); one Form 4 being late filed for Mr. Zinser for a restricted stock vest (one transaction); and a Form 3 being late filed for Mr. Chong to report his advancement as a reporting person of the Company. In addition to the steps taken as outlined above, we continue to take steps necessary to ensure the timely filing of all such reports by conducting periodic self-audits of our process in order to discover and correct any potential process deficiencies and by providing each reporting person clear information with respect to the Section 16(a) reporting requirements.
Stockholder Proposals for this Annual Meeting and for the 2015 Annual Meeting
If a stockholder desires to have a proposal included in our proxy statement and form of proxy for the 2015 Annual Meeting of Stockholders, the proposal must conform to the requirements of Exchange Act Rule 14a-8 and other applicable proxy rules and interpretations of the SEC concerning the submission and content of proposals, must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary, Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707 and must be received no later than the close of business on December 30, 2014. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. In order for a stockholder’s proposal outside the processes of Rule 14a-8 to be considered timely within the meaning of Exchange Act Rule 14a-4(c)(2), the proposal must be received by us at the same address no later than March 15, 2015.
In order for the Corporate Governance and Nominating Committee to consider any stockholder recommendation for director nominations at this Annual Meeting of Stockholders, the recommendation must have been received by the Company by the close of business on December 31, 2013 and must have complied with the requirements of, and be accompanied by all the information required by, the Securities and Exchange Commission’s proxy rules and Article IV of our Amended and Restated By-laws (Article IV is included with this Proxy Statement as Appendix B). We received no stockholder recommendations for director nominations for this Annual Meeting of Stockholders. In addition, proxy holders will use their discretion in voting proxies with respect to any stockholder proposal properly presented from the floor and not included in the Proxy Statement for this Annual Meeting, unless we had notice of the proposal and receive specific voting instructions with respect thereto by March 15, 2014.

Other Business
As of the date of this proxy statement, we know of no business that will be presented for consideration at this Annual Meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Appendix A
UNIVERSAL ELECTRONICS INC.
DIRECTOR INDEPENDENCE STANDARDS
The Board of Directors of Universal Electronics Inc. (the "Company") has adopted the following Director Independence Standards to assist in determining the independence of a director. In order for a director to be considered "independent," the Board must affirmatively determine that the director has no relationship that would interfere in the exercise of independent judgment in carrying out the responsibilities of a director. In each case, the Board will consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board also will consider such other criteria as it may from time to time deem appropriate.

1.
A director will not be considered "independent" if the director fails to qualify as an "independent director" under Rule 5605(a)(2) of the Nasdaq Stock Market, Inc. In addition, a director will not be independent if, during the current year or within the preceding three years: (a) the director was employed by the Company; (b) the director received, or an immediate family member received, more than $120,000 per year in payments from the Company, other than compensation (i) for board or board committee service, (ii) payments arising solely from investments in the Company’s securities, (iii) compensation paid to a family member who is a non-executive employee of the Company, (iv) benefits under a tax-qualified retirement plan or nondiscretionary compensation or (v) loans permitted under Section 13(k) of the Securities Exchange Act of 1934; (c) an immediate family member of the director was employed by the Company as an executive officer; (d) any organization, of which the director or an immediate family member is a partner, executive officer or controlling stockholder, received payments from the Company in any year exceeding the greater of $200,000 and 5% of the recipient’s consolidated gross revenues for that year, other than (i) payments arising solely from investments in the Company’s securities or (ii) payments under non-discretionary charitable contribution matching programs; or (e) any executive officer of the Company served on the compensation committee of a company which employed the director, or which employed an immediate family member of the director, as an executive officer. Finally, a director will not be considered independent if the director or an immediate family member is a current partner of the Company’s independent auditor or was a partner or employee of the Company’s independent auditor that worked on the Company’s audit at any time during the past three years.

2.
In addition to the relationships described in paragraph 1, an Audit Committee member must not (i) directly or indirectly accept any consulting, advisory or other compensatory fee from the Company, except as a director or member of the Audit Committee or (ii) be an affiliated person of the Company, except as a director or member of any committee. An Audit Committee member may receive fees in the form of cash, stock, stock units, stock options or other consideration ordinarily available to directors, as well as regular benefits that other directors receive.

3.
The Board will undertake an annual review of the independence of all directors. In advance of the meeting at which this review occurs, each director shall be asked to provide the Board with full information regarding the director’s (including immediate family members’) business, charitable and other relationships with the Company to enable the Board to evaluate the director’s independence.

4.
A director has an affirmative obligation to inform the Board of any material changes in circumstances or relationships that may impact designation by the Board as "independent." This obligation includes all business, charitable and other relationships between directors (including immediate family members) and the Company.

For purposes of these Director Independence Standards, "immediate family member" includes a person’s spouse, parents, children and siblings and anyone who resides in such person’s home, and "Company" includes Universal Electronics Inc. and any subsidiary thereof.

A-1

Appendix B
UNIVERSAL ELECTRONICS INC.
BY-LAWS, ARTICLE IV
STOCKHOLDER NOMINATION OF DIRECTOR CANDIDATES
Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation no less than (i) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days in advance of the date of the Proxy Statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, a reasonable time in advance of the meeting. For purposes of this Section, a "reasonable time in advance of the meeting" is at least fifteen (15) days before the date that the Proxy Statement in connection with such meeting is to be mailed to the stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person and persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or at the meeting to nominate the by proxy person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a Proxy Statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

B-1

Appendix C

UNIVERSAL ELECTRONICS INC.
2014 STOCK INCENTIVE PLAN
EFFECTIVE JUNE 12, 2014

ARTICLE X AMENDMENT AND TERMINATION	C-11
Section 10.01 General Provisions	C-11
Section 10.02 Amendment of Awards	C-11
Section 10.03 Section 409A	C-11

ARTICLE XI MISCELLANEOUS PROVISIONS	C-11
Section 11.01 Unfunded Status	C-11
Section 11.02 Participant Representations	C-11
Section 11.03 Other Compensation Arrangements	C-11
Section 11.04 No Right to Continued Service	C-12
Section 11.05 Tax Withholding	C-12
Section 11.06 Limitation on Liability	C-12
Section 11.07 Compliance with Rule 16b-3	C-12

UNIVERSAL ELECTRONICS INC.
2014 STOCK INCENTIVE PLAN

ARTICLE I
GENERAL PROVISIONS
Section 1.01. Adoption. Universal Electronics Inc. ("Corporation") hereby establishes the Universal Electronics Inc. 2014 Stock Incentive Plan ("Plan"), effective June 12, 2014 ("Effective Date"), subject to approval of the shareholders of the Corporation at the Corporation's annual meeting occurring on such date.
Section 1.02. Description. The Plan is designed to promote the interests of the Corporation and its shareholders by providing a means by which the Corporation can award stock-based incentives to employees and directors of the Corporation and/or its Subsidiaries. The Plan permits the Committee to grant Stock Options, Performance Stock Units, Restricted Stock Units, or any combination of the foregoing, all as provided herein.
Section 1.03. Purpose of Plan. The primary purposes of the Plan are (i) to further the growth, development, and financial success of the Corporation by providing stock-based incentives to Participants that align their interests more closely with those of the Corporation's shareholders and (ii) to provide an additional means by which the Corporation and its Subsidiaries can attract and retain talented employees and directors and motivate them to use their best efforts to create value for the Corporation's shareholders.
ARTICLE II
DEFINITIONS AND RULES OF CONSTRUCTION
Section 2.01. Definitions. The following terms, when capitalized herein, shall have the meanings set out below:
(a)"Award" means any Option, Performance Stock Unit, and/or Restricted Stock Unit granted to a Participant pursuant to the Plan.
(b)"Award Agreement" means a written instrument between the Corporation and a Participant evidencing an Award and prescribing the terms, conditions, and restrictions applicable to the Award.
(c)"Board" means the Board of Directors of the Corporation.
(d)"Cause" means, unless otherwise defined in the applicable Award Agreement, (i) the willful and continued failure by the Participant to substantially perform his duties with the Corporation or, if applicable, any Subsidiary, (other than a failure resulting from the Participant's death or "Disability") after the Corporation or Subsidiary makes a demand for substantial performance to the Participant, which specifically identifies the manner in which it is believed that the Participant has not substantially performed his duties; (ii) the Participant's willful engaging in gross misconduct materially and demonstrably injurious to the property or business of the Corporation or any Subsidiary; (iii) the Participant's commission of fraud, misappropriation, or a felony. For purposes of clause (i) of the preceding sentence, no act or failure to act of the Participant will be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without a reasonable belief that his action or omission was in the interests of the Corporation or not opposed to the best interests of the Corporation or, if applicable, any Subsidiary.
(e)"Change in Control" means the occurrence of any of the following (i) any "person" or "group" (as such terms are used in Sections 3(a), 13(d), and 14(d) of the Exchange Act), other than (1) a trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or (2) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock in the Corporation immediately prior to any such occurrence, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the total voting power of the then outstanding securities of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"); (ii) individuals who are members of the Board on the date of the applicable Award Agreement and any individuals who become members of the Board thereafter whose nomination for election as a director was approved by the affirmative vote of a majority of such directors (including any non-director added pursuant to this clause), cease to constitute a majority of the members of the Board; (iii) there occurs a merger or consolidation of the Corporation with any other corporation or entity, other than a merger or consolidation that would result in the Voting Stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the Voting Stock or the voting securities of such surviving entity outstanding immediately after such merger or consolidation; (iv) there occurs a sale or transfer or disposition of all or substantially all of the Corporation's assets to any other corporation or entity, other than a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of Stock in the Corporation immediately prior to such sale, transfer or disposition; or (v) the dissolution or liquidation of the Corporation.
(f)"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
(g)"Committee" means the Compensation Committee of the Board. Each member of the Committee is intended to qualify as (i) "independent," as determined in accordance with the regulations of the stock exchange on which the Stock is principally traded, (ii) a "non-employee director" under Rule 16b-3, and (iii) an "outside director" under Code Section 162(m). However, no action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet the foregoing qualification standards. To the extent that the Committee has delegated authority to another person or persons pursuant to Section 3.04, the term "Committee” shall refer to such other person or persons.
(h)"Corporation" means Universal Electronics Inc., a corporation incorporated under the laws of the State of Delaware (or any successor corporation).
(i)"Covered Employee" means an individual who is a covered employee within the meaning of Code Section 162(m)(3)).
(j)"Director" means a member of the Board of Directors of the Corporation or any Subsidiary.
(k)"Disability" means, unless otherwise defined in the applicable Award Agreement, an event of illness or other incapacity of the Participant resulting in the Participant's failure or inability to discharge his duties as an Employee or Director, as applicable for 90 or more days during any period of 120 days.
(l)"Dividend Equivalent" has the meaning specified in Subsection 8.01(b) or 9.01(b), as applicable.
(m)"Effective Date" has the meaning specified in Section 1.01.
(n)"Eligible Person" means an Employee or Director.
(o)"Employee" means an employee of the Corporation or any Subsidiary.
(p)"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder.
(q)"Exercise Price" means the price required to be paid to the Corporation upon the exercise of an Option.
(r)"Fair Market Value" means, as of any given date, with respect to an Award granted hereunder, the mean of the high and low trading price of the Stock on such date as reported on The Nasdaq Stock Market, or if the Stock is not then traded on The Nasdaq Stock Market, on such other national securities exchange on which the Stock is admitted to trade or, if none, on the National Association of Securities Dealers Automated Quotation System, if the Stock is admitted for quotation thereon; provided, however, that if any such system, exchange, or quotation system is closed on any day on which Fair Market Value is to be determined, Fair Market Value shall be determined as of the first day immediately preceding such day on which such system, exchange, or quotation system was open for trading; provided, further, that in all other circumstances, "Fair Market Value" shall be determined by the Committee in accordance with Code Section 409A and the regulations thereunder.
(s)"Grant Date" means, with respect to an Award, the date on which the Committee takes action required to grant the Award or such later date designated by the Committee at the time it takes action required to grant the Award. Notwithstanding the preceding sentience, if the Committee grants an Award subject to approval of the full Board, and the Award is later approved by the full Board, the Grant Date shall be the date of approval by the full Board.
(t)"Option" means a right granted to an Eligible Person pursuant to Article VII to purchase a specified number of Shares at a specified price during a specified period. Only nonqualified stock options (i.e., options not subject to Code Section 422A) shall be awarded pursuant to the Plan.
(u)"Optionee" means an Employee or Director to whom the Committee has granted an Option that remains outstanding.
(v)"Participant" means an Employee or Director to whom the Committee has granted an Award that remains outstanding.
(w)"Performance Criteria" has the meaning specified is Subsection 9.01(d).
(x)"Performance Goals" has the meaning specified in Subsection 9.01(e).

(y)"Performance Period" means the period (which must be for at least 12 consecutive months) designated by the Committee during which the Performance Goals applicable to a Performance Stock Unit must be satisfied.
(z)"Performance Stock Unit" has the meaning specified in Section 9.01.
(aa)"Restricted Stock Unit" or "RSU" has the meaning specified in Section 8.01.
(ab)"Rule 16b-3" means Rule 16b-3 issued by the Securities Exchange Commission pursuant to the Exchange Act, as such rule is in effect from time to time.
(ac)"Share" means a share of Stock.
(ad)"Stock" means the common stock, par value $0.01 per share, of the Corporation.
(ae)"Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Corporation, if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
(af)"Termination Date" means the effective date of a Participant's Termination of Service.
(ag)"Termination of Service," "Terminated Service," "Service Terminates," and any variation of such terms means, (i) in the case of an Employee, a complete termination of the employment relationship between the Employee and the Corporation and its Subsidiaries and, (ii) in the case of a Director, the cessation of service as a director of the Corporation and all Subsidiaries.
(ah)"Unit" means a Restricted Stock Unit" or a "Performance Stock Unit," as applicable.
Section 2.02. Rules of Construction. The following rules shall apply in construing the Plan and any Award Agreement:
(a)Except as expressly provided below, this Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of law principles.
(b)Words used in the masculine shall be construed to include the feminine gender, where appropriate, and words used in the singular or plural shall be construed as being in the plural or singular, where appropriate.
(c)Captions and headings are for convenience only, and they shall not affect the construction of the Plan or any Award Agreement.
(d)Reference to any provision of the Code or other law or regulation shall be deemed to include a reference to the successor of such provision.
(e)The Plan and the Awards are intended to comply with and shall be construed to effect compliance with, the exemptions under Rule 16b-3, in the case of Participants who are subject to Section 16 of the Exchange Act; provided, however, the Corporation shall have no liability to any Participant for Section 16 consequences of an Award.
(f)It is intended that all Options granted pursuant to the Plan and, to the extent provided in Article IX, all Performance Stock Units granted to Covered Employees shall qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Code Section 162(m), and the Plan and the Awards shall be construed accordingly.
(g)It is intended that all Awards shall be exempt from the provisions of Code Section 409A, and the provisions of the Plan and any Agreement applicable to an Award shall be construed in accordance with such intent. All Options are intended to satisfy the exemption for stock rights under U.S. Treasury Regulations Section 1.409A-1(b)(5), and all Restricted Stock Units and all Performance Stock Units and Restricted Stock Units are intended to satisfy the short-term deferral exemption under U.S. Treasury Regulations Section 1.409A-1(b)(4), and the Plan and applicable Award Agreement shall be construed and applied to effect such interpretation.
(h)If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of the Plan shall continue in effect, provided that the essential economic terms of the Plan and any Award can still be enforced.

ARTICLE III
ADMINISTRATION
Section 3.01. Responsibilities and Authority of the Committee. The Committee shall administer the Plan, subject to its right to delegate pursuant to Section 3.04. Subject to the express provisions of the Plan, the Committee is authorized and empowered to administer the Plan and to (i) designate those persons who are Participants; (ii) grant Awards; (iii) determine the effective date of each Award, the number of Shares subject to the Award, and the other terms and conditions of the Award, which terms and conditions need not be the same for each Award; (iv) interpret the Plan and any Award Agreement; (v) determine the Fair Market Value of the Shares; (vi) accelerate the time during which an Option may be exercised, notwithstanding the provisions of the Award Agreement; (vii) accelerate the time during which restrictions apply to an Award; (viii) prescribe, amend, and rescind rules relating to the Plan; (ix) authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Committee; (x) determine the rights and obligations of Participants under the Plan; and (xi) make all other determinations deemed necessary or advisable for the administration of the Plan. Notwithstanding the preceding provisions, the Committee is not authorized to take any action that would, in its judgment, cause an Award to become subject to the provisions of Code Section 409A.
Section 3.02. Binding Determinations. Any action taken by, or inaction of, the Company, the Board, or the Committee relating or pursuant to the Plan (including, without limitation, any determination of Fair Market Value) shall be within the sole discretion of that entity or body and shall be conclusive and binding upon all persons. Subject only to compliance with the express provisions hereof, the Committee may act in its sole discretion in matters within its authority related to the Plan.
Section 3.03. Reliance on Experts. In making any determination or in taking or not taking any action under the Plan, the Committee or the Board, as the case may be, may obtain and rely upon the advice of experts, including employees of and professional advisors to the Company.
Section 3.04. Delegation. The Committee may delegate ministerial non-discretionary functions to one or more Company officers or employees. Subject to applicable law, the Committee may delegate to the Company's Chief Executive Officer all or part of its authority and duties with respect to the granting of Awards to individuals who are not (i) subject to the reporting and other provisions of Section 16 of the Exchange Act or (ii) Covered Employees. Any delegation pursuant to this Section shall specify the duration of the delegation and limit the amount of Awards that may be granted pursuant thereto.
Section 3.05. Limitations on Liability. No director, officer, or agent of the Company shall be liable for any action, omission, or decision under the Plan that is taken, made, or omitted in good faith.
ARTICLE IV
ELIGIBILITY
The Committee shall, from time to time, in its discretion, designate those persons eligible to receive Awards under the Plan from among Employees and Directors.
ARTICLE V
SHARES AVAILABLE FOR AWARDS
Section 5.01. Shares Available and Aggregate Share Limit.
(a)Subject to adjustment pursuant to Section 5.04, the total number of Shares reserved and available for delivery in connection with Awards under the Plan shall be one million three hundred thousand (1,300,000), subject to approval of this Plan by the shareholders of the Corporation. Such Shares may consist, in whole or in part, of authorized and unissued Shares or issued Shares reacquired by the Corporation from time to time, as the Board may determine.
(b)To the extent that (a) an Option expires or is otherwise terminated, canceled, or surrendered without being exercised (including, without limitation, in connection with the grant of a replacement option) or (b) any Restricted Stock Unit Award or Performance Stock Unit Award granted hereunder expires or is otherwise terminated or canceled, the Shares underlying such Option or subject to such Restricted Stock Unit Award or Performance Stock Unit Award shall again be available for issuance in connection with future Awards under this Plan.
Section 5.02. Limit Applicable to Specific Awards. The only limitations on the number of Shares available for Options, Restricted Stock Units, and/or Restricted Stock Units are the overall limits set out in this Article.

Section 5.03. Annual Limitations on Awards to Any Participant. The maximum number of Shares subject to all Awards granted in any three-calendar year period to a Participant who is either (i) subject to the reporting and other provisions of Section 16 of the Exchange Act or (ii) a Covered Employee shall be limited to three hundred fifty-thousand (350,000) .
Section 5.04. Adjustments Upon Recapitalization, Reorganization, or Other Corporate Transactions. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off, or other change in corporate structure or capitalization affecting the Stock, the Committee shall make an equitable adjustment or substitution in the number and class of shares reserved for issuance under this Plan, the number and class of shares covered by outstanding Awards and the per-Share Exercise Price under Options, and the limitations under Section 5.03 to reflect the effect of such change in corporate structure or capitalization on the Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated; provided further, however, that if by reason of any such change in corporate structure or capitalization a Participant holding a Restricted Stock Unit Award or Performance Stock Unit Award shall be entitled, subject to the terms and conditions of such Award, to additional or different shares of any security, the issuance of such additional or different shares shall thereupon be subject to all of the terms and conditions (including restrictions and performance criteria) that were applicable to such Award before such change in corporate structure or capitalization; and, provided, further, however, that unless the Committee, in its sole discretion determines otherwise, any issuance by the Corporation of shares of stock of any class or securities convertible into shares of stock of any class shall not affect, and no such adjustment or substitution by reason thereof shall be made with respect to, the number or class of shares reserved for issuance under the Plan, the number or class of shares covered by outstanding Awards, or any option price or applicable price.
ARTICLE VI
GENERAL PROVISIONS RELATED TO AWARDS
Section 6.01. Grant of Awards. The Committee may grant Awards singly or in combination or tandem with other Awards.
Section 6.02. Award Agreements. Each Award shall be evidenced by an Award Agreement, which shall be distributed to the Participant to whom the Award has been made. The Committee may require, as a condition of any Award, that the Participant sign a copy of the Award Agreement and return it to the Corporation as provided therein. The terms of an Award need not be the same for any two Participants or for more than one Award to the same Participant.
Section 6.03. Period for Granting Awards. Notwithstanding any other provision of this Plan, no Award may be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date; provided, however, Awards granted before such tenth anniversary may extend beyond that date.
ARTICLE VII
OPTIONS
Section 7.01. Grant and Exercise. The Committee may grant Options to any Employee or Director, either alone or in addition to other Awards, in such form and subject to such terms and conditions as the Committee specifies.
(a)Award Agreement. The Award Agreement for an Option shall specify the grant date, the number of Shares subject to the Option, the exercise period (to the extent that such period is not set out in the Plan), the Exercise Price, and such other provisions applicable to the Option as the Committee, in its sole discretion, may determine.
(b)Exercisability. Options shall be exercisable during the period specified in the Award Agreement.
(c)Method of Exercise. Options may be exercised by giving written notice of exercise as provided in the Award Agreement, specifying the number of Shares with respect to which the Stock Option is being exercised, accompanied by payment in full of the Exercise Price in cash or its equivalent, as determined by the Committee in its sole discretion, and satisfaction of the withholding requirements set out in Section 11.05 and/or the Award Agreement. If requested by the Committee, the Optionee shall deliver to the Corporation the Award Agreement evidencing the Stock Option being exercised for notation thereon of such exercise and return thereafter of such agreement to the Optionee. As determined by the Committee, in its sole discretion, payment of the Exercise Price in full or in part may also be made in the form of unrestricted Shares already owned by the Optionee (based on the Fair Market Value of such Shares on the date on which the Stock Option is exercised). The Committee also may allow cashless exercise, as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means that the Committee determines to be consistent with this Plan's purpose and applicable law. An Optionee shall generally have the rights to dividends or other rights of a stockholder with respect to Shares subject to a Stock Option when the Optionee has given written notice of exercise, has paid in full for such Shares, and, if requested, has made representations described in Section 11.02.

Section 7.02. Terms and Conditions. Stock Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable.
(a)Exercise Price. The per-Share Exercise Price for Shares under each Option shall be determined by the Committee at the time of grant, but shall be not less than 100% of the Fair Market Value of a Share on the Grant Date.
(b)Option Term. The term of each Stock Option shall be fixed by the Committee at the time of grant, but no Stock Option shall be exercisable more than ten years after its Grant Date.
(c)Transferability. Except as otherwise determined by the Committee, no Option shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution and, during the Optionee's lifetime, all Options shall be exercisable only by the Optionee, or in the case of Optionee's legal incompetency, only by Optionee's guardian or legal representative.
(d)Impact of Termination of Service. An Optionee may exercise an Option after Termination of Service only to the extent provided in the applicable Award Agreement or as otherwise determined by the Committee, in its sole discretion. Except as provided in the preceding sentence, all Options held by an Optionee shall terminate immediately upon Termination of Service without the necessity of any further action by the Corporation, the Committee, or the Optionee.
ARTICLE VIII
RESTRICTED STOCK UNITS
Section 8.01. Grant. The Committee may grant Restricted Stock Units pursuant to this Article to any Eligible Person. Each Restricted Stock Unit represents the right to receive one Share, subject to the terms, conditions, and provisions of this Plan and the applicable Award Agreement.
(a)Award Agreement. The Award Agreement shall set out the number of Restricted Stock Units subject to the Award, the vesting provisions applicable to such Units, other such other terms applicable to the Award, as the Committee, in its discretion, may determine.
(b)Dividend Equivalents. If the Committee, in its sole discretion, so determines at the time of grant, a Participant to whom a Restricted Stock Unit Award has been made may be credited with an amount equivalent to all cash dividends ("Dividend Equivalents") that would have been paid to the Participant if one Share for every Restricted Stock Unit awarded had been issued to the Participant on the Grant Date. Dividend Equivalents with respect to a Restricted Stock Unit, to the extent that they become vested, shall be paid to the Participant at such time as the Shares related to such Restricted Stock Unit are distributed.
(c)Vesting. Restricted Stock Units subject to an Award shall become vested pursuant to the schedule specified in the Award Agreement or as otherwise determined by the Committee pursuant to the Plan. Upon vesting of outstanding Units, the Participant shall be entitled to payment pursuant to Section 8.03.
(d)Additional Terms and Conditions. The Committee shall determine the terms and conditions of each Restricted Stock Unit Award, including without limitation, the number of Restricted Stock Units subject to the Award and the restricted period applicable to the Units. The Committee, in its sole discretion, shall prescribe terms and conditions applicable to the vesting of Restricted Stock Units in addition to those provided in this Plan.
(e)Transferability. Restricted Stock Units shall not be transferable.
Section 8.02. Termination of Award. Unless otherwise determined by the Committee, in its sole discretion, (i) a breach of any term or condition of the Plan or applicable Award Agreement or (ii) the Participant's Termination of Service will cause a cancellation of all unvested Restricted Stock Units (including any Dividend Equivalents with respect to such Units), and the Participant shall not be entitled to receive any consideration with respect thereto.
Section 8.03. Distributions with Respect to Restricted Stock Units. Upon the vesting of outstanding Restricted Stock Units, the Committee shall cause (i) a number of Shares equal to the number of whole Units becoming vested as of such date to be transferred to or for the benefit of the Participant, and (ii) if applicable, a cash amount equal to any Dividend Equivalents with respect to such whole Units to be paid to the Participant. All such distributions and payments shall be subject to satisfaction of the withholding requirements set out in Section 11.05 and/or the Award Agreement. Notwithstanding anything to the contrary contained in the Plan or any Award Agreement, distribution of Shares and, if applicable, Dividend Equivalents, with respect to a vested Unit shall be made at the time of vesting or as soon as administratively feasible thereafter, and under no circumstances later than March 15 of the calendar year following the calendar year in which the Units become vested.

ARTICLE IX
PERFORMANCE STOCK UNITS
Section 9.01. Grant. The Committee may grant Performance Stock Units pursuant to this Article to any Eligible Person. Each Performance Stock Unit represents the right to receive, subject to the terms and provisions of this Plan and the applicable Award Agreement, one Share or, in the Committee's discretion, cash equal to the Fair Market value of one Share on the vesting date. Performance Stock Units granted to a Covered Employee are intended to qualify as performance-based compensation exempt from the deductibility limitations of Code Section 162(m).
(a)Award Agreement. The Award Agreement shall set out (i) the number of Performance Stock Units subject to the Award; (ii) the Performance Goals and Performance Period (which must be at least 12 consecutive months) applicable to such Units, (iii) if applicable, the time-based vesting provisions established by the Committee with respect to such Units, and (iv) other terms applicable to the Award, as determined by the Committee, in its discretion.
(b)Dividend Equivalents. If the Committee, in its sole discretion, so determines at the time of grant, a Participant to whom a Performance Stock Unit has been granted may be credited with an amount equivalent to all cash dividends ("Dividend Equivalents") that would have been paid to the Participant if one Share for every Performance Stock Unit awarded had been issued to the Participant on the Grant Date. Dividend Equivalents with respect to a Performance Stock Unit, to the extent that they become vested, shall be paid to the Participant at such time as the Shares related to such Performance Stock Unit are transferred to or for the benefit of the Participant.
(c)Vesting. Performance Stock Units subject to an Award shall become vested at the later of (i) the end of the specified Performance Period, provided that the applicable Performance Goals have been satisfied during such Period, or (ii) the completion of any additional time-based vesting requirements. The Committee, in its sole discretion, may (i) prescribe terms and conditions applicable to the vesting of Units in addition to those provided in this Plan, or (ii) with respect to a Participant who is not a Covered Employee, deem the applicable vesting provisions to have been satisfied. Upon vesting of outstanding Units, the Participant will be entitled to payment pursuant to Section 9.03. To the extent that applicable Performance Criteria have not been satisfied during the Performance Period, or the Participant has failed to satisfy any time-based vesting requirements, the Participant shall have no further interest with respect to the non-vested Units.
(d)Performance Criteria. "Performance Criteria" means the one or more of the following criteria selected by the Board for the purpose of establishing the Performance Goals for a Performance Period: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes, and depreciation; (iii) total shareholder return; (iv) return on equity or average shareholders' equity; (v) stock price; (vi) net income (before or after taxes); (vii) net operating income (before or after taxes), (viii) sales or revenue targets; (ix) increases in revenue or product revenue; (x) debt reduction; (xi) customer satisfaction; or (xii) operating profit or net operating profit, and to the extent that an Award is not intended to comply with Code Section 162(m), other measures of performance selected by the Board.
(e)Performance Goals. "Performance Goals" means, for a Performance Period, one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee shall establish the Performance Goals applicable to any Performance Stock Award not later than ninety (90) days after the commencement of the Performance Period for such Award; provided, however, that achievement of such Performance Goals must be substantially uncertain at the time the goals are established. Before payment under a Performance Based Stock Award to a Covered Employee, the Committee shall certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied. The Performance Goals established by the Committee with respect to a Performance Based Stock Award may be based on Corporation-wide performance or with respect to one or more business units, divisions, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Committee (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Committee shall appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any "extraordinary items" as determined under generally accepted accounting principles.
(f)Transferability. Performance Stock Unit Awards shall not be transferable.
Section 9.02. Termination of Award. Unless otherwise determined by the Committee, in its sole discretion, (i) a breach of any term or condition of the Plan or applicable Award Agreement or (ii) the Participant's Termination of Service will cause a cancellation of all unvested Performance Stock Units (including any Dividend Equivalents with respect to such Units), and the

Participant shall not be entitled to receive any consideration with respect thereto. In addition, all Performance Stock Units subject to an Award will be forfeited at the end of the applicable performance period to the extent that the performance objectives applicable such Units have not been met, subject to the Committee's discretion, as provided in Subsection 9.01(e).
Section 9.03. Distributions with Respect to Performance Stock Units.
(a)Upon the vesting of outstanding Performance Stock Units, the Committee shall cause (i) to be issued and delivered to the Participant a stock certificate representing the number of Shares, if any, to be issued pursuant with respect to the vested Units, which, subject to Section 11.02 hereof, shall be free of all restrictions, and (ii) the cash, if any to be issued with respect to the Units, if any, including any Dividend Equivalents with respect to such vested Units.
(b)Notwithstanding anything to the contrary contained in the Plan or any Award Agreement, distribution of Shares and/or cash, as applicable, with respect to vested Units shall be made at the time of vesting or as soon as administratively feasible thereafter and under no circumstances later than March 15 of the calendar year following the calendar year in which the Units become vested.
ARTICLE X
AMENDMENT AND TERMINATION
Section 10.01. General Provisions. The Board may amend or terminate this Plan, but no such amendment or termination shall (i) impair the rights of a Participant under any Award theretofore granted without such Participant's consent, or (ii) without the approval of the stockholders of the Corporation (where such approval is necessary to satisfy then applicable requirements of Rule 16b-3, the Nasdaq Stock Market, Inc., any federal tax law relating to Incentive Stock Options, or any applicable state law):
(a)except as provided in Article V, increase the total number of Shares that may be issued under this Plan;
(b)except as provided in Article V, decrease the Exercise Price any Stock Option to less than 100% of the Fair Market Value on the Grant Date;
(c)change the class of Eligible Persons; or
(d)extend (i) the period during which Awards may be granted or (ii) the maximum period of any Award.
Section 10.02. Amendment of Awards. Except as restricted herein with respect to Incentive Stock Options, the Committee may change the terms and conditions of any Award theretofore granted, and of any applicable Award Agreement, prospectively or retroactively, but no such change shall impair the rights of any Participant under such Award or Award Agreement without the Participant's consent.
Section 10.03. Section 409A. Additional rules relating to amendments to the Plan or any Award or Award Agreement to assure compliance with Section 409A of the Code are set forth in Section 11.08.
ARTICLE XI
MISCELLANEOUS PROVISIONS
Section 11.01. Unfunded Status. This Plan is intended to constitute an "unfunded" plan. With respect to any payments not yet made and due to a Participant by the Corporation, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Corporation.
Section 11.02. Participant Representations. The Committee may require each Participant purchasing or receiving Shares pursuant to an Award to represent to and agree with the Corporation in writing that such Participant is acquiring the Shares without a view to distribution thereof. All certificates for Shares delivered under this Plan and, to the extent applicable, all evidences of ownership with respect to Dividend Equivalents delivered under this Plan, shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, or quotation system on which the Shares are admitted for trading, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
Section 11.03. Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

Section 11.04. No Right to Continued Service. Neither the adoption of this Plan nor the grant of any Award pursuant hereto shall (i) confer upon any Employee any right to continued employment with the Corporation or any Subsidiary or interfere with the right of the Corporation or Subsidiary to terminate the Employee's employment at any time and for any reason, or (ii) to confer upon any Director any right to be retained as a Director for any period.
Section 11.05. Tax Withholding. Unless the Committee otherwise determines, each Participant (other than a Participant who received an Award as a Director) shall, no later than the date as of which the value of an Award first becomes includable in the gross income of the Participant for federal income tax purposes, pay to the Corporation, or make arrangements satisfactory to the Committee regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Award. The obligations of the Corporation under this Plan shall be conditional on such payment or arrangements and the Corporation (and, where applicable, its Subsidiaries) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. A Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Corporation to withhold from Shares to be issued upon the exercise of a Stock Option or upon the vesting of any Restricted Stock Unit Award or the Performance Stock Unit Award a number of Shares with an aggregate Fair Market Value that would satisfy the withholding amount due, or (ii) transferring to the Corporation Shares owned by the Participant with an aggregate Fair Market Value that would satisfy the withholding amount due. With respect to any Participant who is a director or an executive officer (i.e., any officer subject to Section 16(b) of the Exchange Act), the election to satisfy the tax withholding obligations relating to the exercise of a Stock Option or to the vesting of a Restricted Stock Unit Award or Performance Stock Unit Award in the manner permitted by this Section shall be made during the "window period" as described within the Corporation Insider Trading Policy unless, otherwise determined in the sole discretion of the Committee.
Section 11.06. Limitation on Liability. No member of the Board or the Committee, nor any officer or employee of the Corporation acting on behalf of the Board or the Committee, shall be personally liable for any action, failure to act, determination, or interpretation taken or made in good faith with respect to this Plan, and all members of the Board or the Committee and each and any officer or employee of the Corporation acting on their behalf shall, to the extent permitted by law and by the Corporation's Amended and Restated Certificate of Incorporation, as amended, and its Amended and Restated By-Laws, as amended, be fully indemnified and protected by the Corporation in respect of any such action, failure to act, determination, or interpretation.
Section 11.07. Compliance with Rule 16b-3. This Plan is intended to satisfy the conditions of Rule 16b-3, and all interpretations of this Plan shall, to the extent permitted by law, regulations and rulings, be made in a manner consistent with and so as to satisfy the requirements and conditions of such rule. Any provision of this Plan or the application of any provision of this Plan inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Plan.

UNIVERSAL ELECTRONICS
PUTTING YOU IN CONTROL OF TECHNOLOGY

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 12, 2014.

Vote by Internet

- Go to **www.envisionreports.com/UEIC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Paul D. Arling	☐	☐	02 - Satjiv S. Chahil	☐	☐	03 - William C. Mulligan	☐	☐
04 - J. C. Sparkman	☐	☐	05 - Gregory P. Stapleton	☐	☐	06 - Carl E. Vogel	☐	☐
07 - Edward K. Zinser	☐	☐						

	For	Against	Abstain
2. Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐
3. Adoption and approval of the 2014 Stock Incentive Plan.	☐	☐	☐
4. Ratification of the appointment of Grant Thornton LLP, a firm of Independent Registered Public Accountants, as the Company's auditors for the year ending December 31, 2014.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

UNIVERSAL ELECTRONICS®
PUTTING YOU IN CONTROL OF TECHNOLOGY

Proxy — Universal Electronics Inc.

Meeting Details

The undersigned hereby appoints Paul D. Arling and Bryan M. Hackworth and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of common stock of Universal Electronics Inc. held of record by the undersigned on April 17, 2014 at the Annual Meeting of Stockholders to be held on Thursday, June 12, 2014 at 4:00 p.m., Pacific Daylight Time or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ON THE REVERSE SIDE OF THIS CARD. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS, TO PROVIDE AN ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION, TO ADOPT AND APPROVE THE 2014 STOCK INCENTIVE PLAN, AND TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

UNIVERSAL ELECTRONICS®
PUTTING YOU IN CONTROL OF TECHNOLOGY

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Vote by Internet
- Go to **www.envisionreports.com/UEIC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Stockholder Meeting Notice

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Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

www.envisionreports.com/UEIC

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you may also vote your shares.

Step 1: Go to **www.envisionreports.com/UEIC** to view the materials.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you would like to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before Monday, June 2, 2014 to facilitate timely delivery.

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Stockholder Meeting Notice

Universal Electronics Inc.'s Annual Meeting of Stockholders will be held on Thursday, June 12, 2014 at 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707, at 4:00 p.m. Pacific Daylight Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2, 3 and 4:

2. Say on Pay - An advisory vote on the approval of executive compensation.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests may be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/UEIC**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You may also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials Universal Electronics Inc." in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you would like a paper copy of current meeting materials. You may also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by Monday, June 2, 2014.

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